Exhibit 99.1

LAND O'LAKES, INC.

2008 ANNUAL REPORT

Growing Together

2008ANNUALREPORT GrowingTogether

HIGHLIGHTS OF 2008

	2008	2007
For the Year: ($ in thousands)		
Net sales	$ 12,039,259	$8,924,895
Net earnings	159,620	160,929
Allocated patronage equities	114,170	97,147
Cash returned to members	97,590	58,049
At Year End: ($ in thousands)		
Total assets	$ 4,981,312	$ 4,419,195
Working capital	348,389	440,568
Long-term debt	531,955	586,909
Equities	976,852	1,014,336
Financial Measures:		
Return on equity	15.7%	17.5%
Return on invested capital	15.1%	14.9%
Long-term debt-to-capital	34.8%	36.5%
Current ratio	1.11	1.17
Membership:		
Member associations	1,036	1,072
Individual members	4,883	4,985

Table of Contents

Letter to Stakeholders 1

Dairy Foods 4

Ag Services 6

Our Community Commitment 8

Advisory Board of Directors 9

Dairy Board of Directors 10

Ag Board of Directors 11

Senior Strategy Team 12

Forward-Looking Statements

TableofContents

HIGHLIGHTSOF2008 2008 2007
FortheYear:($inthousands)
Netsales $12,039,259 $8,924,895
Netearnings 159,620 160,929
Allocatedpatronageequities 114,170 97,147
Cashreturnedtomembers 97,590 58,049
AtYearEnd:($inthousands)
Totalassets $ 4,981,312 $4,419,195
Workingcapital 348,389 440,568
Long-termdebt 531,955 586,909
Equities 976,852 1,014,336
FinancialMeasures:
Returnonequity 15.7% 17.5% Returnoninvestedcapital 15.1% 14.9% Long-termdebt-to-capital 34.8% 36.5% Currentratio 1.11 1.17
Membership:
Memberassociations 1,036 1,072
Individualmembers 4,883 4,985
Forward-LookingStatements
Throughoutthisreporttostakeholders,wediscusssomeofou rexpectationsregardingLandO’Lakesfutureperformance.A lloftheseforward-lookingstatementsarebasedonourcurre ntexpectationsandassumptions.Suchstatementsaresubjec ttocertainrisksanduncertaintiesthatcouldcauseactualr esultstodiffer.TheCompanyundertakesnoobligationtopub liclyreviseanyforward-lookingstatementstoreflectfutu reeventsorcircumstances.Foradiscussionofotherimporta ntriskfactorsthatmaymateriallyaffectourestimatesandr esults,pleaseseetheriskfactorscontainedinLandO’Lakes mostrecentperiodicfiling,whichcanbefoundontheSecurit iesandExchangeCommission’swebsite(www.sec.gov).

DEAR STAKEHOLDERS:
SOLID PERFORMANCE IN UNSTABLE TIMES
In 2008, Land O’Lakes delivered solid earnings, maintained a strong balance sheet, enhanced the position of our branded businesses and continued progress in positioning for the future — all while operating in one of the most volatile and uncertain economic environments in recent history.
CHALLENGING ENVIRONMENT
During the year, crude oil approached $150 a barrel and dropped below $35; corn pushed $8 a bushel and fell below $3; and milk prices swung more than $5 per hundredweight. And, between May and November, the Dow Jones Industrial Average plunged more than 40 percent.
This environment affected everything from consumer purchasing decisions to the availability of credit to basic business operating costs. At Land O’Lakes, we managed our way through this economic storm, delivering solid business performance and financial results, while also putting ourselves in a sound position to deal with the challenges that lie ahead.
As you look at 2008 results, you’ll see the impact of commodity market volatility. One way this shows up is in the form of unrealized hedging gains or losses, which are more an indicator of the status of the markets on a given date than of actual business performance.
This past year, for example, the steep decline in commodity markets experienced in the fourth quarter resulted in a significant unrealized hedging loss position (as of Dec. 31, 2008) that should be largely offset in 2009 as those futures positions expire or are otherwise liquidated and the related product sales occur.
This is why Land O’Lakes measures its results in two ways, with unrealized hedging gains or losses (as required by accounting conventions) and without those unrealized gains or losses, which provides a more performance-specific measure.
Superior Performance
OVERVIEW
In 2008, Land O’Lakes achieved net sales of $12 billion, up 35 percent from 2007, and net earnings of $160 million, essentially matching 2007 performance. These results include the impact of $52 million in pretax unrealized hedging losses as of Dec. 31, 2008, versus $13 million in pretax unrealized hedging gains as of Dec. 31, 2007. Without the effect of those unrealized gains and losses, net earnings would be up $39 million for 2008 versus 2007.
During the year, we returned $98 million in cash to members, up from $58 million in 2007.
2008 ANNUAL REPORT 1

We also maintained a strong and stable balance sheet. Key financial measures remained stable or improved and we earned financial ratings upgrades from both Standard and Poor’s Investor Services and Moody’s Investor Service.
In addition, we continued to make progress toward becoming an organization that is:
» More disciplined;

» More focused;

» Financially stronger; and

» Positioned to deliver improved performance and explore appropriate strategic growth.
This strategic progress helped drive 2008 results, as well as build a stronger foundation from which to approach the challenges of 2009.
Also contributing to our 2008 results were: the continued strength of our branded businesses; our ongoing dedication to industry-leading research and development; enhanced operating efficiency; continued, disciplined focus on fewer, bigger business units; increased emphasis on talent acquisition and management; and an intensified commitment to strong customer relationships.
Now, let’s take a closer look at each of our business units.
AGRONOMY
In late 2007, Land O’Lakes made a strategic decision to restructure our investment in Agronomy, exiting crop nutrients and expanding our position in crop protection products. We aligned the Crop Protection Products business with our Seed business, under the WinField Solutions™ marketing banner, with a focus on generating operating efficiencies, enhancing crop production expertise and creating competitive advantage.
In 2008, that decision paid dividends. It’s difficult to make year-over-year comparisons, since 2007 Agronomy earnings included a partial year of crop nutrients business and one-time costs related to the restructuring. Unrealized hedging was not a factor in Agronomy, where earnings were exceptional at $112 million, compared to $16 million in Agronomy pretax earnings in 2007.
This success can be attributed to a combination of the new Winfield Solutions marketing and sales structure; increased demand due to strong early-year commodity markets; the ability to take advantage of some unique sourcing opportunities; the delivery of superior crop production insight through our “Expert Seller” model; and supply chain and sales team efficiencies.
SEED
Our Seed business achieved $33 million in 2008 pretax earnings, down from 2007’s record $44 million. Unrealized hedging, driven by volatile grain markets, did have an impact on Seed’s reported results. Without unrealized hedging, Seed pretax earnings were $47 million, compared to $41 million in 2007.
In terms of volume, corn was up 2 percent, soybeans were up 36 percent and alfalfa was down 3 percent, outperforming the industry and gaining market share in all three areas.
Seed continued to make insight and expertise a point of competitive difference. Producers in 30 states and two Canadian provinces took part in our unique Answer Plot® crop production information and training sessions. We also continued to leverage the strength of our CROPLAN GENETICS brand and our position as the nation’s third-largest farm seed company to deliver the latest in genetics and traits to producers.
FEED
Feed reported a basically breakeven year in 2008, as compared to $31 million in 2007 pretax earnings. Steep commodity price declines over the second half of the year, however, resulted in significant unrealized hedging losses as of Dec. 31, 2008. Without unrealized hedging, 2008 pretax earnings in Feed were up from 2007 — at $29 million versus $25 million.
From a volume perspective, livestock feed was down 4 percent, lifestyle feed was up 1 percent, feed ingredients were up 11 percent and milk replacers were down 5 percent.
Our Purina and LAND O LAKES brands were valuable assets as we maintained industry-leading positions in lifestyle feeds, livestock feeds and young animal milk replacers. We also continued our leadership role in animal nutrition research and new product development through our LongView Animal Nutrition Center.
DAIRY FOODS
Dairy Foods faced notable challenges in 2008 — dealing with the impact of an unstable economy on consumer and customer purchasing decisions, as well as the impact of volatile and slumping commodity markets on our Industrial operations. The result was $16 million in pretax earnings, down from 2007’s $87 million (which included a $28-million asset-sale gain). Unrealized hedging had a notable impact on these reported results. Without unrealized hedging and the asset-sale gain, 2008 Dairy Foods’ pretax earnings were $30 million, as compared to $59 million in the previous year.
While economic conditions dampened sales and margins across the industry, we held or improved market share in all our key Value Added product lines — a reflection of the strength of our flagship LAND O LAKES brand, our commitment to market-focused innovation and the ability to effectively adjust product mix in response to consumer preferences. We continued our number-one market
4       LAND O’LAKES, INC.

positions in branded butter and deli cheese, where volumes were up 2 percent and 4 percent, respectively. We did see soft demand in such areas as foodservice (particularly the full-service restaurant segment) and dairy case cheese, and overall Value Added volume was down 1 percent.
On the Industrial side, we maintained our focus on preserving a home for producer-member milk and balancing milk supply and production capacity through a strategically located processing infrastructure with a presence in the East, Midwest and West. We were pleased with the operating performance of our plants. However, commodity markets, which over the course of the year dropped from near-record highs to extreme lows, placed considerable stress on all dairy processors, and Land O’Lakes was no exception. This was particularly true in our Western region, where results were significantly affected by slumping dairy powders markets.
LAYERS/EGGS
Our Layers/Eggs business, conducted through MoArk LLC, delivered $30 million in pretax earnings for 2008, up $10 million from 2007. While unrealized hedging had little impact in this business, we should note that earnings from 2007 included a $22-million pretax charge to establish a reserve on assets received as part of the 2006 sale of our liquid eggs business.
The Layers/Eggs business delivered positive performance despite a price-sensitive environment and increased input prices. These factors were offset by improved operating efficiency and volume and market share growth in our higher-margin branded and specialty eggs.
Overall shell egg volume was down 5 percent for the year, while volume in branded (LAND O LAKES® and Eggland’s Best®) and specialty eggs was up 18 percent.
LOOKING AHEAD
The past year was one of solid business performance and financial results, continued balance sheet strength and strategic positioning for the future. What of the future? Economic analysts predict a “stormy ride” in 2009. How do we continue to succeed in a volatile and uncertain marketplace and economic environment? At Land O’Lakes, we see five key strategies:
1.	Concentrate on what we can control.

In 2009, it will be essential to “get it right” when it comes to those things we can control — like discretionary spending, operating efficiency, inventory management and product mix. In challenging times, attention to detail in managing every aspect of the business is essential. At the same time, we must, and will, maintain our commitment to quality in all our products, services and relationships. The key in times like these is finding ways to control costs, without weakening core capabilities.

2.	Maintain our long-term point of view.

Agriculture and agribusiness have always been cyclical industries and we have considerable experience managing through down cycles. This experience has shown us that, while it is important to recognize and react to current conditions, it is equally important not to overreact. We’ll stay the course when it comes to our long-term business plans and strategies and our dedication to balance sheet strength.

3.	Continue to strengthen the cooperative system.

We will maintain a commitment to building shared success and growth for Land O’Lakes, our partner cooperatives and producer-members, led by the work of our Business Development team (established in 2008) and our staff of in-the-field Production Specialists.

4.	Set aggressive goals, but be prepared to make mid-course adjustments as necessary.

We’ll define our performance goals aggressively, but with an understanding that conditions are changing and we may have to make adjustments to our plans as we move through 2009. We will carefully monitor market and economic developments and trends, and respond strategically and tactically, with a dedication to meeting customer and grower needs, while also delivering on our financial and performance commitments.

5.	Take advantage of appropriate strategic growth opportunities.

Healthy companies often find opportunity in challenging times. We will evaluate opportunities as they emerge, and pursue those that make strategic sense.
Ultimately, we anticipate 2009 will be a challenging year. However, we’re confident we have the resources, people, commitments and strategies in place to meet those challenges and build another positive year.
Sincerely,
Pete Kappelman
Chairman of the Board
Christopher J. Policinski
President and Chief Executive Officer
2008 ANNUAL REPORT      5

DAIRY FOODS

Gene
Dana

Left to right
Dean Allen,
Dana M. Allen,
Eugene Speltz
and Phyllis Speltz

6 LAND O'LAKES, INC.

It was a challenging year across the dairy foods industry in 2008, as market volatility and an uncertain and declining global and domestic economy placed considerable stress on dairy producers, processors and marketers. Land O’Lakes was no exception to the impact of this challenging environment, and earnings were down from 2007. A combination of brand strength, ongoing market-focused innovation, cost control, and aggressive supply chain and inventory management helped partially offset market challenges.
INDUSTRIAL
Market volatility, typified by a nearly across-the-board decline in commodity prices, created significant challenges for both producer-members and Industrial (manufacturing) operations.
Through these challenges, the Industrial business remained focused on preserving a home for member milk, while also effectively serving customers with strategically located primary processing plants. And, as economic conditions affected demand (in terms of both volume and product mix), work was done to quickly adjust and respond to changing customer needs, as well as to drive maximum efficiency through all our operations.
Going forward, Industrial will continue its focus on managing through short-term challenges, while maintaining — for the long term — a right-sized, strategically located and profitable manufacturing infrastructure.
VALUE ADDED
The Value Added business turned in solid performance in 2008, due significantly to the continued strength of the LAND O LAKES brand and the continued ability to effectively leverage number-one positions in branded butter and deli cheese.
Butter/Spreads
Overall sales volumes in 2008 for butter and spreads were up 2.8 percent from 2007. In response to a growing consumer focus on convenience, LAND O LAKES® Butter was introduced in convenient, new “half-stick” packaging in 21 states in the Eastern and Southeastern United States. A highlight of 2008 was the significant volume growth, a 39.5-percent increase versus 2007, achieved by our industry-leading LAND O LAKES® Spreadable Butter with Canola Oil. This growth was supported by a national television campaign during the summer months. In addition, the unique FlavorProtect™ wrapper continued to create competitive advantage among taste-conscious consumers.
Cheese
Consumer cheese sales volumes for 2008 were up slightly from 2007, led by a 3.5-percent increase in deli cheese sales. The Alpine Lace® Deli Cheese logo and packaging went through a redesign, responding to recent consumer consumption trends and building on an already-strong image as a premium product.
Foodservice
Foodservice saw an overall decline in volume, driven primarily by economic conditions and a decline in overall consumer confidence. This was most notable in the full-service restaurant segment. Foodservice worked to expand in other segments to partially offset this decline and was able to achieve healthy gains in the school foodservice market, with K-12 school business growing 19 percent from 2007.
LOOKING AHEAD
Looking to the future for Dairy Foods, the focus will remain on building the Value Added business through a combination of brand strength, market-focused innovation, strong customer relationships and an unwavering commitment to quality. At the same time, a home for member milk will be preserved by maintaining an efficient dairy processing infrastructure positioned to meet customer needs in both the short and long term.
2008 ANNUAL REPORT      7

AG SERVICES

Feed
New Product
Horse
Country Values
Country Values
WellSolve
EQUINE SENIOR
FOR THE SPECIAL NEEDS OF OLDER HORSES

Left to right
Ron Paulsan,
Mandy Visser
and Tim Kavanaugh

8 · LAND O'LAKES, INC.

Land O’Lakes Ag Services businesses managed their way through a challenging and volatile environment in 2008, delivering sound business performance, maintaining leading market positions in key segments, building on our industry leadership in innovation and strengthening the reputation and presence of our brands and branded businesses.
FEED
Feed maintained its leading market positions in livestock feeds, lifestyle feeds and young animal milk replacers in a competitive and changing marketplace and produced solid operating performance. Earnings from operations, however, were offset by unrealized hedging losses, driven by steep commodity market price declines during the second half of the year.
Feed continued its focus on building brand strength in 2008, successfully launching the Purina brand integration in lifestyle feed and leveraging a creative distribution strategy to penetrate new or expanded market spaces, including 64 new Farm and Fleet stores. Innovation also remained a hallmark of Land O’Lakes Purina Feed, led by the work of our industry-leading LongView Animal Nutrition Center. Among Feed’s 2008 new product launches were:
» Equine — WellSolve® Horse Feed

» Dairy — Propel® Energy Nugget, Propel® CHO Transition, AMPLI-Calf® Technology

» Beef — Accuration® Liquid, Wind and Rain® Mineral tubs with salt

» Swine — True Appetizer™ Feed, Gentle Lax™ and EcoCare® Breeder Premix

» Zoo — Mazuri® Wild Herbivore
Feed also maintained its focus on a commitment to inventory and risk management, and an intense focus on supply chain, manufacturing and marketing efficiency.
SEED AND CROP PROTECTION PRODUCTS
The Company’s performance in Agronomy was boosted by strong margins, aggressive marketing, effective inventory management and the positive impact of the Seed/ Crop Protection Product alignment under the WinField Solutions™ marketing banner. This alignment enabled WinField Solutions™ to leverage combined crop production expertise and insight, as well as the collaborative strength of the company’s position as the number-one crop protection products wholesaler and number-three farm seed company.
Crop Protection Products delivered strong growth and earnings through comprehensive crop production solutions to growers through local cooperatives. This year, the AgriSolutions™ product portfolio saw significant growth, led by Cornerstone® Plus Herbicide and Class Act® NG®, a top-selling adjuvant.
On the Seed side of Winfield Solutions, profitable growth was fueled by a commitment to providing the very best in seed genetics and traits, as well as leveraging the CROPLAN GENETICS brand and industry-leading crop production insight. In 2008, Seed volumes outpaced the industry.
The growth of both the Crop Protection Products and Seed businesses was tied directly to a commitment to using the “Crop Expert Seller” concept and an extensive system of Answer Plot® locations to help local cooperatives grow their seed business and producers grow their productivity and profitability.
LAYERS/EGGS
The Layers/Eggs business, conducted through MoArk LLC, delivered strong earnings despite a very challenging market, volatile fuel costs and increased input (feed) costs. Among the factors driving this performance were improved operating efficiency, effective cost control, and volume and market share growth in higher-margin branded (LAND O LAKES® and Eggland’s Best®) and specialty eggs. Branded and specialty egg volumes increased by 18 percent over 2007, reflecting share growth in retail and club store segments.
In 2008, MoArk maintained its number-two market position in shell eggs. Highlights for the year included the upgrading of egg production and processing plants in Colorado, Missouri and Connecticut to more effectively and efficiently meet customer expectations.
BUSINESS DEVELOPMENT
The Land O’Lakes Business Development group was established in 2008 to help member cooperatives succeed in a changing and challenging marketplace.
The Business Development team is dedicated to creating and delivering services that help partner cooperatives grow their business, increase profitability and meet the changing needs of producer-members.
Services include discovering, developing and sharing insights and expertise in such areas as business management and planning, customer service and relationships, industry and market trends. The team is also intensely focused on training and development, talent recruitment and CEO evaluation and placement.
2008 ANNUAL REPORT      9

OUR COMMUNITY COMMITMENT
Land O’Lakes, Inc. donates 2 percent of its pre-tax profits, 0.5 percent as in-kind product donations primarily to Feeding America (formerly known as America’s Second Harvest) and 1.5 percent as cash, through the Land O’Lakes Foundation.
In 2008, Land O’Lakes President and CEO Chris Policinski served as the Greater Twin Cities United Way Campaign Chair, inspiring our employees to achieve record-breaking United Way fundraising, with more than $1 million raised by employees and the Land O’Lakes Foundation. These funds were contributed to the Greater Twin Cities United Way and other United Way organizations where we have employees and facilities.
The Land O’Lakes Foundation supports five key programs that focus on youth and education, civic involvement, arts and culture, human services and hunger issues.
Combined giving for the regional grants program was more than $635,000 in 2008. In the hunger focus area, the Foundation made a California Regions Grant Program donation to Foodlink, in Tulare County, Visalia, Calif., for its Summer Lunch program. Foodlink’s mission is to eliminate hunger in their community by operating an efficient network of food collection, preservation and distribution and by promoting community involvement.
Under the Mid-Atlantic Grants Program, a donation was made to the Carlisle Area Religious Council Project S.H.A.R.E. Food Bank, Carlisle, Pa., for a replacement freezer. Another donation for operating support to the Xenia Area Fish Food Pantry, Xenia, Ohio, was made under the Member Cooperative Match Program. The Fish Food Pantry’s mission is to provide five days of emergency food needs for individuals and families within Greene County. Under this matching program, the Foundation matches donations made by eligible cooperatives to nonprofits in their regions, thus doubling the dollars helping their communities.
The Foundation has two additional matching programs: Matching Gifts to Education and Dollars for Doers. In 2008, 277 donations were matched for a total of $79,435 awarded for education-related donations to K-12 schools, colleges, universities and public radio/television. The top two recipient schools were the University of Minnesota and the University of Wisconsin. Employees and retirees volunteered more than 22,000 hours with nonprofit organizations and more than $27,000 was donated to those organizations.

INTERNATIONAL DEVELOPMENT
Since its establishment in 1981, the Land O’Lakes International Development Division (IDD) has implemented more than 160 projects in 72 nations. In 2008, the division utilized 300 staff members and more than 100 volunteers and consultants to implement 33 projects in 28 countries. The Division excels at implementing economic development and food security activities that make a positive impact on families, businesses, and communities. The scope of IDD work includes teaching village farmers how to increase milk production, providing advice and technology to expand crop production, building agribusiness capacity through vocational training, and implementing school milk and nutrition programs.
This year alone, school nutrition programs delivered nutritious snacks to 334,530 malnourished school children in Bangladesh, Malawi, Pakistan and the Philippines. Since 2001, these programs have served 1.6 million hungry children in nine countries. School nutrition programs, such as the one in the Philippines, bolster health through improved nutrition, increased school attendance and improved academic performance.
In 2008, IDD also worked with 377 cooperatives, producer groups and associations, directly assisting 42,170 participants and extending impacts to almost 265,000 participants and family members. In Malawi, for instance, through efforts to increase income for dairy farmers, the value of milk for participating farmers increased by more than 100 percent and the volume produced by participating farmers was up by more than 85 percent.
Other programs focus on agricultural productivity; food processing, product development and quality control; enterprise and cooperative development; food security and livelihoods; and health and nutrition.
BOARD OF DIRECTORS — ADVISORY BOARD
2008 ANNUAL REPORT      11

BOARD OF DIRECTORS — DAIRY REGIONS
12       LAND O’LAKES, INC.

BOARD OF DIRECTORS — AG REGIONS
2008 ANNUAL REPORT      13

SENIOR STRATEGY TEAM
Back row left to right
1.	Dave Seehusen

Executive Vice President, Ag Business Development

2.	Peter Janzen

Senior Vice President, General Counsel

3.	Steve Dunphy

Executive Vice President, Chief Operating Officer Dairy Foods Value Added

4.	Jim Fife

Senior Vice President, Public Affairs and Business Development

5.	Fernando Palacios

Executive Vice President, Chief Operating Officer Feed

6.	Mike Vande Logt

Executive Vice President, Chief Operating Officer Seed

7.	Dan Knutson

Senior Vice President, Chief Financial Officer
Front row left to right
1.	Alan Pierson

Executive Vice President, Chief Operating Officer Dairy Foods Industrial

2.	Barry Wolfish

Senior Vice President, Corporate Marketing Strategy

3.	Chris Policinski

President and Chief Executive Officer

4.	Karen Grabow

Senior Vice President, Human Resources

5.	JP Ruiz-Funes

Senior Vice President, Corporate Strategy and Business Development

6.	Rod Schroeder

Executive Vice President, Chief Operating Officer Crop Protection Products
14       LAND O’LAKES, INC.

2008 Financial Results	LAND O’LAKES, INC.
P.O. BOX 64101
ST. PAUL, MN 55164
WWW.LANDOLAKESINC.COM
FORWARD-LOOKING STATEMENTS
Throughout this report to stakeholders, we discuss some of our expectations regarding Land O’Lakes future performance. All of these forward-looking statements are based on our current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. The Company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of other important risk factors that may materially affect our estimates and results, please see the risk factors contained in Land O’Lakes most recent periodic filing, which can be found on the Securities and Exchange Commission’s (“SEC”) website (www.sec.gov).
SEC REPORTING
Certain of Land O’Lakes debt is registered with the SEC and trades in public markets. The Company files annual (10-K), quarterly (10-Q) and current (8-K) reports with the SEC. The Company’s filings can be accessed on the Internet at www.sec.gov or the Company’s website (www.landolakesinc.com).

FINANCIAL OVERVIEW
Land O’Lakes operates in five segments: Dairy Foods, Feed, Seed, Agronomy and Layers. Dairy Foods develops, produces, markets and sells a variety of premium butter, spreads, cheese and other related dairy products. Feed develops, produces, markets and distributes animal feed to both the lifestyle and livestock animal markets. Seed develops, markets and sells seed for a variety of crops including alfalfa, corn, soybeans, and forage and turf grasses. Agronomy primarily consists of the operations of Winfield Solutions, LLC, which distributes crop protection products including herbicides, pesticides, fungicides and adjuvants. Layers produces and markets shell eggs.
SALES AND EARNINGS
Net Sales for Land O’Lakes, Inc. and consolidated subsidiaries (the “Company”) in 2008 were $12.0 billion compared with $8.9 billion in 2007, an increase of $3.1 billion or 35 percent over last year. Sales increases were reported in each of the Company’s segments with the exception of Dairy Foods.
Dairy Foods sales were flat in 2008 as lower milk prices and powder markets more than offset higher markets in butter and cheese. Feed sales grew due to higher commodity prices. Growth in Seed sales was primarily attributed to stronger soybean volumes as acreage increased due to decreased corn acreage. Increased sales in Layers were primarly due to higher egg market prices. The September 1, 2007 repositioning of the Company’s Agronomy investment in Agriliance LLC resulted in the consolidation of its crop protection products business and increased sales in 2008 by $2.0 billion. This was largely driven by the first full year of sales in 2008.
Net Earnings for Land O’Lakes in 2008 were $159.6 million compared with $160.9 million in 2007, a decrease of $1.3 million. These results include the impact of the year-to-year change in unrealized hedging gains and losses on derivative contracts due to volatility in commodity markets. In 2008, unrealized hedging losses reduced net earnings by $32.1 million; and in 2007, unrealized hedging gains increased net earnings by $8.0 million. Unrealized gains and losses in earnings represent the change in the value of open derivative instruments from one period to another; they do not represent what will be effectively realized by the Company once the instruments expire and the underlying commodity purchases or product sales being hedged occur.
In 2008, earnings include a $5.5 million charge, net of income taxes, to establish an environmental reserve related to the Hudson Refinery
Superfund Site and a $4.2 million gain, net of income taxes, related to the sale of the Agronomy Company of Canada. In 2007, net earnings included a $21.3 million gain, net of related expenses and income taxes, on the sale of the Company’s Cheese & Protein International operations in Dairy Foods and a $13.7 million charge, net of income taxes, to establish a reserve for assets received from the 2006 sale of the liquid egg operations in Layers. In 2008, excluding the unrealized hedging gains and losses and one-time items, the Company’s net earnings increased $47.7 million. This increase reflects improved performance in Agronomy, Layers, Seed and Feed and is partially offset by a decline in Dairy Foods earnings.
Agronomy earnings were higher due to including the first full year of earnings for Winfield Solutions crop protection products and strong margins in all product groups, especially herbicides and glyphosates. Growth in Layers was mainly due to higher egg market prices in 2008. Egg prices averaged $1.32 per dozen in 2008 compared to $1.15 in 2007. Increased soybean sales and margins drove improved Seed earnings, but this impact was more than offset by unrealized hedging losses. Feed earnings declined due to significant unrealized hedging losses partially offset by strong margins in premix businesses. Dairy Foods earnings were lower in 2008, mainly driven by the declining non-fat dry milk market.
Earnings from equity in affiliated companies, which are primarily from Land O’Lakes investments within Agronomy and Layers, were lower in 2008 than a year ago. The decrease was attributable to Agriliance distributing a portion of its assets in the crop protection products and crop nutrients businesses to the parent companies in September 2007.
FINANCIAL CONDITION
Debt is comprised of notes and short-term obligations, current portion of long-term debt and long-term debt. Notes and short-term obligations at December 31, 2008 were $409.4 million compared with $132.2 million at December 31, 2007. The increase in short-term obligations is primarily due to seasonal working capital requirements of the repositioned crop protection products business. Long-term debt, including current portion, was $534.8 million at December 31, 2008 compared with $590.0 million at December 31, 2007. This $55.2 million reduction in debt resulted primarily from the repurchase of $25.3 million in senior secured notes and $18.7 million in senior unsecured notes.
At December 31, 2008, the Company maintained a $225 million revolving credit facility (the “Revolver”), which is secured by a portion of the Company’s assets. Borrowings bear interest at the London Interbank Offered Rate (“LIBOR”) or an alternative base rate plus applicable spreads. As of December 31, 2008, this facility was undrawn and $188.6 million was available after giving effect to $36.4 million of outstanding letters of credit.
2     LAND O’LAKES, INC.

In March 2008, the Company completed an amendment to its existing receivables securitization facility to increase its borrowing capacity from $300 million to $400 million. The Company’s wholly owned, consolidated special purpose entity (“SPE”) enters into borrowings under this facility. Borrowings are secured solely by the SPE’s receivables and bear interest at LIBOR plus 87.5 basis points. As of December 31, 2008, there was $280.0 million in outstanding borrowings, which are included in notes and short-term obligations, and $120.0 million was available under this facility.
As of December 31, 2008, the Company had $149.7 million in secured notes due 2010 and $174.0 million in unsecured notes due 2011, which are included in long-term debt. The secured notes carry a rate of 9 percent and hold a second lien on essentially all of the assets which secure the Revolver. The unsecured notes carry a coupon rate of 8.75 percent.
The Company’s capital securities of $190.7 million, which are also included in long-term debt, carry an interest rate of 7.45 percent and are due in 2028. The capital securities are subordinated to all other senior debt.
Land O’Lakes long-term debt-to-capital ratio was 34.8 percent at December 31, 2008 compared with 36.5 percent a year ago.
In 2008, the Company’s financial ratings were upgraded. As of December 31, 2008, the Company’s corporate debt ratings were BB+ (Standard and Poor’s) and Ba1 (Moody’s). The senior secured debt rating was BBB (Standard & Poor’s) and Baa3 (Moody’s). The senior secured notes were rated BBB (Standard & Poor’s) and Baa3 (Moody’s), and the senior unsecured notes were rated BB+ (Standard & Poor’s) and Ba2 (Moody’s). The Company’s capital securities ratings were B+ (Standard & Poor’s) and Ba2 (Moody’s).
Equities at December 31, 2008 were $976.9 million compared with $1,014.3 million at December 31, 2007. The decrease of $37.4 million resulted primarily from $159.6 million in net earnings being more than offset by an $86.8 million adjustment to pension and other postretirement benefits and by equity revolvement, age retirements, estate redemptions and patronage refunds payable.
Cash returned to members in 2008 was $97.6 million compared with $58.0 million in 2007. Members received $63.9 million of equity revolvement, $29.1 million of cash patronage related to the prior year earnings and $4.6 million of age retirement, estate and other payments during the year.
PERFORMANCE MEASURES
Land O’Lakes is committed to increase returns to members and enhance ownership value by improving profitability in each core business through the effective use of invested capital and equity. The Company uses two primary performance measures — return on invested capital (“ROIC”) and return on equity (“ROE”). ROIC indicates the operating return on invested capital before considering the costs of financing and income taxes. ROE combines the results of operating performance with the effects of financial leverage and income taxes to measure the return on members’ equity in Land O’Lakes.
Return on invested capital in 2008 was 15.1 percent compared with 14.9 percent in 2007. Land O’Lakes average ROIC for the five-year period ended in 2008 was 11.2 percent.
Return on equity in 2008 was 15.7 percent compared with 17.5 percent in 2007. Net earnings in 2008 were essentially the same as in 2007. Therefore, the decrease in ROE was attributable to a higher beginning-of-year equity balance in 2008 versus 2007. Average ROE for the five-year period ended in 2008 was 12.0 percent.
FIVE YEARS IN REVIEW

($in millions)	2008	2007	2006	2005	2004

Operations:
Net sales	$12,039	$8,925	$7,102	$7,336	$7,497
Earnings before income taxes	174	197	72	141	23
Net earnings	160	161	69	132	24
Allocated patronage equities	114	97	72	118	24
Cash returned to members	98	58	81	69	35

Financial Position:
Working capital	$348	$441	$305	$336	$334
Investments	314	304	251	244	446
Property, plant and equipment	658	565	679	676	713
Total assets	4,981	4,419	3,000	3,032	3,165
Long-term debt	532	587	616	623	1,000
Equities	977	1,014	918	896	844

Financial Measures:
Return on equity	16%	18%	8%	16%	3%
Return on invested capital	15%	15%	8%	12%	7%
Long-term debt-to-capital	34.8%	36.5%	39.9%	40.1%	53.1%
Current ratio	1.11	1.17	1.24	1.26	1.30

2008 ANNUAL REPORT     3

CONSOLIDATED BALANCE SHEETS

LAND O’LAKES, INC.
($ in thousands)
As of December 31	2008	2007

Assets
Current assets:
Cash and cash equivalents	$30,820	$116,839
Receivables, net	1,104,261	1,006,931
Inventories	1,083,978	964,515
Prepaid assets	1,101,005	857,257
Other current assets	123,504	76,357

Total current assets	3,443,568	3,021,899
Investments	314,487	304,013
Property, plant and equipment, net	658,261	565,293
Goodwill, net	277,176	280,942
Other intangibles, net	120,982	125,004
Other assets	166,838	122,044

Total assets	$4,981,312	$4,419,195

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$409,370	$132,170
Current portion of long-term debt	2,864	3,082
Accounts payable	1,175,995	1,150,353
Customer advances	1,045,705	926,240
Accrued liabilities	423,494	341,421
Patronage refunds and other member equities payable	37,751	28,065

Total current liabilities	3,095,179	2,581,331
Long-term debt	531,955	586,909
Employee benefits and other liabilities	358,404	230,444
Minority interests	18,922	6,175
Commitments and contingencies (Note 21)	—	—
Equities:
Capital stock	1,611	1,701
Member equities	947,141	937,126
Accumulated other comprehensive loss	(150,277)	(61,931)
Retained earnings	178,377	137,440

Total equities	976,852	1,014,336

Total liabilities and equities	$4,981,312	$4,419,195

See accompanying notes to consolidated financial statements.
4     LAND O’LAKES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

LAND O’LAKES, INC.
($ in thousands)
Years Ended December 31	2008	2007

Net sales	$12,039,259	$8,924,895
Cost of sales	11,083,910	8,160,306

Gross profit	955,349	764,589
Selling, general and administrative	756,606	623,526
Restructuring and impairment charges	2,893	3,970
Gain on insurance settlements	(10,638)	(5,941)

Earnings from operations	206,488	143,034
Interest expense, net	63,232	49,645
Other income	(12,028)	(37,157)
Equity in earnings of affiliated companies	(34,972)	(68,183)
Minority interest in earnings of subsidiaries	16,128	1,469

Earnings before income taxes	174,128	197,260
Income tax expense	14,508	36,331

Net earnings	159,620	$160,929

Applied to:
Member equities
Allocated patronage	$114,170	$97,147
Deferred equities	2,231	5,496

	116,401	102,643
Retained earnings	43,219	58,286

	$159,620	$160,929

See accompanying notes to consolidated financial statements.
2008 ANNUAL REPORT     5

CONSOLIDATED STATEMENTS OF CASH FLOWS

LAND O’LAKES, INC.
($ in thousands)
Years Ended December 31	2008	2007

Cash flows from operating activities:
Net earnings	$159,620	$160,929
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	91,809	85,560
Amortization of deferred financing costs	4,443	2,981
Gain on extinguishment of debt	(379)	—
Bad debt expense	6,850	22,818
Proceeds from patronage revolvement received	7,490	6,706
Non-cash patronage income	(5,757)	(2,543)
Insurance recovery — business interruption	—	4,551
Deferred income tax benefit	(5,417)	(31,431)
Increase in other assets	(1,121)	(3,766)
Increase in other liabilities	17,851	4,156
Restructuring and impairment charges	2,893	3,970
Gain from divestiture of businesses	—	(28,474)
Gain on sale of investments	(7,458)	(8,683)
Gain on foreign currency exchange contracts on sale of investment	(4,191)	—
Gain on insurance settlements	(10,638)	(5,941)
Equity in earnings of affiliated companies	(34,972)	(68,183)
Dividends from investments in affiliated companies	45,142	33,699
Minority interests	16,128	1,469
Other	(1,496)	(3,638)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(88,736)	(294,013)
Inventories	(97,017)	(206,950)
Prepaid and other current assets	(269,075)	(511,679)
Accounts payable	19,171	586,712
Customer advances	101,292	506,724
Accrued liabilities	58,515	75,985

Net cash provided by operating activities	4,947	330,959
Cash flows from investing activities:
Additions to property, plant and equipment	(171,344)	(91,061)
Acquisitions, net of cash acquired	(9,040)	(2,930)
Investments in affiliates	(51,136)	(331,674)
Distributions from investments in affiliated companies	1,678	25,000
Net settlement on repositioning investment in joint venture	—	(87,875)
Net proceeds from divestiture of businesses	—	212,101
Proceeds from sale of investments	21,213	626
Proceeds from foreign currency exchange contracts on sale of investment	3,850	—
Proceeds from sale of property, plant and equipment	6,215	10,502
Insurance proceeds for replacement assets	4,903	8,635
Change in notes receivable	(11,596)	(18,406)
Other	3,050	(202)

Net cash used by investing activities	(202,207)	(275,284)
Cash flows from financing activities:
Increase in short-term debt	266,829	75,399
Proceeds from issuance of long-term debt	496	5,790
Principal payments on long-term debt and capital lease obligations	(58,344)	(41,432)
Payments for redemption of member equities	(97,590)	(58,049)
Other	(150)	(251)

Net cash provided (used) by financing activities	111,241	(18,543)

Net (decrease) increase in cash and cash equivalents	(86,019)	37,132
Cash and cash equivalents at beginning of year	116,839	79,707

Cash and cash equivalents at end of year	$30,820	$116,839

See accompanying notes to consolidated financial statements.
6     LAND O’LAKES, INC.

CONSOLIDATED STATEMENTS OF EQUITIES
AND COMPREHENSIVE INCOME
LAND O’LAKES, INC.
($ in thousands)

					Accumulated
					Other
	Capital	Member Equities			Comprehensive	Retained	Total
	Stock	Allocated	Deferred	Net	Income (Loss)	Earnings	Equities

Balance, December 31, 2006 As Previously Reported	$1,828	$923,876	$(19,693)	$904,183	$(66,276)	$92,992	$932,727
Prior period adjustments (see Note 1)	—	—	—	—	—	(14,964)	(14,964)

Balance, December 31, 2006 As Adjusted	1,828	923,876	(19,693)	904,183	(66,276)	78,028	917,763
Capital stock issued	6	—	—	—	—	—	6
Capital stock redeemed	(133)	—	—	—	—	—	(133)
Cash patronage and redemption of member equities	—	(58,049)	—	(58,049)	—	—	(58,049)
Redemption included in prior year’s liabilities	—	18,626	—	18,626	—	—	18,626
Other, net	—	(2,209)	(3)	(2,212)	—	1,126	(1,086)
Comprehensive income:
2007 earnings, as applied	—	97,147	5,496	102,643	—	58,286	160,929
Other comprehensive income	—	—	—	—	66,787	—	66,787

Total comprehensive income	—	—	—	—	—	—	227,716

Adjustment to initially apply FASB Statement No. 158, net of income taxes	—	—	—	—	(62,442)	—	(62,442)
Patronage refunds payable	—	(28,065)	—	(28,065)	—	—	(28,065)

Balance, December 31, 2007	1,701	951,326	(14,200)	937,126	(61,931)	137,440	1,014,336
Capital stock issued	15	—	—	—	—	—	15
Capital stock redeemed	(105)	—	—	—	—	—	(105)
Cash patronage and redemption of member equities	—	(97,590)	—	(97,590)	—	—	(97,590)
Redemption included in prior year’s liabilities	—	28,065	—	28,065	—	—	28,065
Other, net	—	852	38	890	—	(1,212)	(322)
Comprehensive income:
2008 earnings, as applied	—	114,170	2,231	116,401	—	43,219	159,620
Other comprehensive loss	—	—	—	—	(88,675)	—	(88,675)

Total comprehensive income	—	—	—	—	—	—	70,945

Effects of changing the pension plan measurement date pursuant to FASB Statement No. 158, net of income taxes	—	—	—	—	329	(1,070)	(741)
Patronage refunds payable	—	(37,751)	—	(37,751)	—	—	(37,751)

Balance, December 31, 2008	$1,611	$959,072	$(11,931)	$947,141	$(150,277)	$178,377	$976,852

See accompanying notes to consolidated financial statements.
2008 ANNUAL REPORT     7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands in tables)
1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION
Nature of Operations Land O’Lakes, Inc. (“Land O’Lakes” or the “Company”) is a diversified member-owned food and agricultural cooperative serving agricultural producers throughout the United States. Through its five operating segments of Dairy Foods, Feed, Seed, Agronomy and Layers, Land O’Lakes procures approximately 12.7 billion pounds of member milk annually, markets more than 300 dairy products, provides member cooperatives, farmers and ranchers with an extensive line of agricultural supplies (including feed, seed and crop protection products) and produces and markets shell eggs.
Basis of Presentation
Basis of Consolidation The consolidated financial statements include the accounts of Land O’Lakes and its wholly owned and majority-owned subsidiaries. Intercompany transactions and balances have been eliminated.
Fiscal Year The Company’s fiscal year ends on December 31 each year. However, the Company’s MoArk, LLC (“MoArk”) subsidiary is a wholly owned, consolidated subsidiary with a 52- to 53-week reporting period ending in December. The 2008 and 2007 MoArk fiscal years each consisted of 52-week periods.
Adjustments to Prior Years’ Consolidated Financial Statements In the third quarter of 2008, the Company announced that the financial results for its MoArk consolidated subsidiary, which is included in the Company’s Layers segment, contained accounting errors. The errors related to the valuation of certain assets contributed to and acquired by MoArk during the calendar years 2000, 2001 and 2002; the Company’s accounting treatment applied in 2003 for the planned purchase of the remaining 42.5% minority interest in MoArk; and the accounting treatment applied to a real estate transaction in 2005. The consolidated financial statements as of and for the year ended December 31, 2007, and the notes thereto, are adjusted to reflect the correction of these errors. The adjustments relate primarily to correcting fair value purchase price allocations for the original contributions upon formation of MoArk, for business combinations during the years 2000, 2001 and 2002, and for the Company’s purchase of the remaining 42.5% minority interest in MoArk. MoArk and the Company’s management have undertaken a valuation of certain long-lived assets and liabilities and have recorded the fair value adjustments to the Company’s consolidated financial statements from fiscal year 2000 and forward. In preparing these fair value adjustments, the Company’s management, among other things, consulted with an independent advisor. The adjustments also include recording the 2005 real estate transaction in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 98, “Accounting for Leases,” which required treating proceeds received as a financing transaction.
     Although the consolidated financial statements for the years ended December 31, 2008 and 2007 were not considered materially misstated due to the MoArk errors, the Company’s financial results for the year ended December 31, 2006 were deemed materially misstated. Accordingly, the consolidated financial statements for the year ended December 31, 2006 have been restated. As a result of correcting these errors, for the year ended December 31, 2006, the Company was required to take an additional $15.7 million goodwill impairment charge, net of income taxes. A $15.0 million cumulative adjustment to reduce retained earnings at December 31, 2006 has been recorded in the consolidated statements of equities and comprehensive income to reflect the aggregate impact of the corrections to retained earnings for the years 2000 through 2006. There was no impact to the Company’s total operating, investing or financing cash flows for the years ended December 31, 2008 and 2007, although individual captions within operating activities were corrected.
     Additionally, certain reclassifications have been made to the 2007 consolidated financial statements to conform to the 2008 presentation. Specifically, liabilities for deferred compensation plans as of December 31, 2007 of $21.3 million and $2.1 million have been reclassified from long-term debt and current portion of long-term debt to employee benefits and other liabilities and accrued liabilities in the 2007 consolidated balance sheet, respectively. Also, a $2.2 million change in deferred compensation balances has been reclassified from financing activities to operating activities in the 2007 consolidated statement of cash flows. These reclassifications had no effect on the total assets, total liabilities or total equities in the December 31, 2007 consolidated balance sheet and had no effect on the 2007 consolidated statement of operations.
     The effects of the adjustments are as follows:
CONSOLIDATED STATEMENT OF OPERATIONS

	Previously
	Reported	Effect of	As Adjusted
	2007	Adjustments	2007

Cost of sales	$8,157,684	$2,622	$8,160,306
Gross profit	767,211	(2,622)	764,589
Selling, general and administrative	622,231	1,295	623,526
Earnings from operations	146,951	(3,917)	143,034
Interest expense	48,918	727	49,645
Earnings before income taxes	201,904	(4,644)	197,260
Income tax expense	38,107	(1,776)	36,331
Net earnings	163,797	(2,868)	160,929
Applied to:
Retained earnings	61,154	(2,868)	58,286

CONSOLIDATED BALANCE SHEET

	Previously
	Reported	Effect of	As Adjusted
	2007	Adjustments	2007

Total current assets	$3,020,272	$1,627	$3,021,899
Investments	303,978	35	304,013
Property, plant and equipment, net	551,752	13,541	565,293
Goodwill, net	318,224	(37,282)	280,942
Other intangibles, net	119,167	5,837	125,004
Other assets	118,438	3,606	122,044
Total assets	4,431,831	(12,636)	4,419,195
Total current liabilities	2,579,486	1,845	2,581,331
Long-term debt	611,602	(24,693)	586,909
Employee benefits and other liabilities	202,400	28,044	230,444
Retained earnings	155,272	(17,832)	137,440
Total equities	1,032,168	(17,832)	1,014,336
Total liabilities and equities	4,431,831	(12,636)	4,419,195

2. SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include, but are not limited to, allowance for doubtful accounts, sales returns and allowances, vendor rebates receivable, asset impairments, valuation of goodwill and unamortized other intangible assets, tax contingency reserves, deferred tax valuation allowances, trade promotion and consumer incentives, and assumptions related to pension and other postretirement plans.
8   LAND O’LAKES, INC.

Revenue Recognition The Company’s revenues are derived from a wide range of products sold to a diversified base of customers. Revenue is recognized when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales include shipping and handling charges billed to customers and are reduced by customer incentives and trade promotion activities which are recorded by estimating expense based on redemption rates, estimated customer participation and performance levels, and historical experience. Estimated product returns in the Company’s Seed and Agronomy segments are deducted from sales at the time of shipment based on various factors including historical returns, and market trends and conditions. For certain Agronomy product sales, customers receive a one-time, non-repeatable extension of credit for unused purchased product, for a defined additional period. For these sales arrangements, revenue related to the unused purchased product is recognized upon collection of the amount re-billed.
     The Company periodically enters into prepayment contracts with customers in the Seed, Feed and Agronomy segments and receives advance payments for product to be delivered in future periods. These payments are recorded as customer advances in the consolidated balance sheet. Revenue associated with customer advances is deferred and recognized as shipments are made and title, ownership and risk of loss pass to the customer.
Advertising and Promotion Costs Advertising and promotion costs are expensed as incurred. Advertising and promotion costs were $82.6 million and $77.1 million in 2008 and 2007, respectively.
Research and Development Expenditures for research and development are charged to administrative expense in the year incurred. Total research and development expenses were $40.0 million and $34.3 million in 2008 and 2007, respectively.
Share-Based Compensation The Company offers a Value Appreciation Right Awards (“VAR”) plan to certain eligible employees. Participants are granted an annual award of VAR “Units,” which are not traditional stock. The Company measures its liability for this plan at intrinsic value as permitted in accordance with SFAS No. 123(R), “Share-Based Payment.”
Income Taxes Land O’Lakes is a non-exempt agricultural cooperative and is taxed on all non-member earnings and any member earnings not paid or allocated to members by qualified written notices of allocation as that term is used in section 1388(c) of the Internal Revenue Code. The Company files a consolidated tax return with its fully taxable subsidiaries.
     The Company recognizes interest and penalties accrued related to unrecognized tax benefits as components of income tax expense, when applicable. Deferred income tax assets and liabilities are established based on the difference between the financial and income tax carrying values of assets and liabilities using existing tax rates.
Cash and Cash Equivalents Cash and cash equivalents include short-term, highly liquid investments with original maturities of three months or less.
Vendor Rebates Receivable The Company receives vendor rebates primarily from seed and chemical suppliers. These rebates are usually covered by binding arrangements, which are signed agreements between the vendor and the Company or published vendor rebate programs; but they can also be open-ended, subject to future definition or revisions. Rebates are recorded as earned in accordance with Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF 02-16”), when probable and reasonably estimable based on terms defined in binding arrangements (which in most cases is either in the form of signed agreements between the Company and the vendor or published vendor rebate programs), or in the absence of such arrangements, when cash is received. Rebates covered by binding arrangements which are not probable and reasonably estimable are accrued when certain milestones are achieved. Because of the timing of vendor crop year programs relative to the Company’s fiscal year end, a significant portion of rebates have been collected prior to the end of the Company’s year end for the prior crop year. The actual amount of rebates recognized, however, can vary year over year, largely due to the timing of when binding arrangements are finalized.
Inventories Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out or average cost basis.
Vendor Prepayments The Company prepays a substantial amount for seed and crop protection products which it further processes and distributes at a future date. The Company also accepts prepayments from its customers, but generally does not collect as many prepayment dollars as it sends to its suppliers. In the event that one of the suppliers to whom a prepayment is made is unable to continue as a going concern or is otherwise unable to fulfill its contractual obligations, the Company may not be able to take delivery of all of the product for which it has made a prepayment, and, as a trade creditor, may not be able to reclaim the remaining amounts of cash held by such supplier in its prepaid account. As of December 31, 2008 and 2007, vendor prepayments for seed and crop protection products, which are presented as prepaid assets in the consolidated balance sheets, are $1,063.0 million and $825.3 million, respectively, most of which were concentrated with Monsanto Company, Syngenta and Bayer AG.
Derivative Commodity Instruments In the normal course of operations, the Company purchases commodities such as milk, butter and soybean oil in Dairy Foods, soybean meal and corn in Feed, soybeans in Seed, and corn and soybean meal in Layers. Derivative commodity instruments, consisting primarily of futures contracts offered through regulated commodity exchanges, are used to reduce exposure to changes in commodity prices. These contracts are not designated as hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The futures contracts are marked-to-market each month, and gains and losses (“unrealized hedging gains and losses”) are recognized in cost of sales. The Company has established formal position limits to monitor its hedging activities and generally does not use derivative commodity instruments for speculative purposes.
Investments Investments in other cooperatives are stated at cost plus unredeemed patronage refunds received, or estimated to be received, in the form of capital stock and other equities. Estimated patronage refunds are not recognized for tax purposes until notices of allocation are received. Investments in less than 20%-owned companies are generally stated at cost as the Company does not have the ability to exert signifi-cant influence. The equity method of accounting is used for investments in other companies, including joint ventures, in which the Company has significant influence, but not control, and voting interests of 20% to 50%. Investments with voting interests that exceed 50% are consolidated. Significant investments, whether accounted for under the cost or equity method, are reviewed regularly to evaluate if they have experienced a decline in fair value.
Property, Plant and Equipment Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life (10 to 30 years for land improvements and buildings and building equipment, 3 to 10 years for machinery and equipment and 3 to 5 years for software) of the respective assets in accordance with the straight-line method. Accelerated methods of depreciation are used for income tax purposes.
Goodwill and Other Intangible Assets Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to assets acquired and liabilities assumed.
     In 2008, the Company changed the timing of its annual goodwill impairment testing from November 30 to October 1. This accounting change is preferable as this date provides additional time prior to the Company’s December 31 year end to complete the impairment testing and report the results of those tests as part of the annual financial reporting to member shareholders and other investors.
2008 ANNUAL REPORT   9

     Other intangible assets consist primarily of trademarks, patents, customer relationships and agreements not to compete. Certain trademarks are not amortized because they have indefinite lives. The remaining other intangible assets are amortized using the straight-line method over their estimated useful lives, ranging from 3 to 25 years.
Recoverability of Long-Lived Assets The test for goodwill impairment is a two-step process and is performed on at least an annual basis. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step reflects impairment, then the loss would be measured in the second step as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of fair value of the reporting unit over the fair value of all identified assets and liabilities. The test for impairment of unamortized other intangible assets is performed on at least an annual basis. The Company deems unamortized other intangible assets to be impaired if the carrying amount of an asset exceeds its fair value. The fair value of the Company’s unamortized trademarks and license agreements is determined using a discounted cash flow model with assumed royalty fees and sales projections. The Company tests the recoverability of all other long-lived assets whenever events or changes in circumstance indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset. The Company deems these other assets to be impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If these other assets were determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value.
     While the Company currently believes that goodwill and unamortized trademarks and license agreements are not impaired, materially different assumptions regarding the future performance of its businesses could result in significant impairment losses. Specifically, within Feed, changes in the current business conditions could bring about significant differences between actual and projected financial results and cause the Company to incur an impairment loss related to its goodwill or unamortized trademarks or license agreements.
3. RECENT ACCOUNTING PRONOUNCEMENTS
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). This statement provides a single definition of fair value, a framework for measuring fair value and expanded disclosures concerning fair value. SFAS 157 applies to other pronouncements that require or permit fair value measurements; it does not require any new fair value measurements. Effective January 1, 2008, the Company partially adopted SFAS 157, which did not have a material impact on the consolidated financial statements. Additionally, in February 2008, the FASB issued FASB Staff Positions (“FSP”) Financial Accounting Standard 157-1 (“FSP 157-1”) and 157-2 (“FSP 157-2”). FSP 157-1 removes leasing from the scope of SFAS 157, and FSP 157-2 delays the effective date of SFAS 157 from January 1, 2008 to January 1, 2009 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company does not expect these statements to have a material impact on its consolidated financial statements. See Note 13 for further information.
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”). SFAS 158 requires that employers recognize on a prospective basis the funded status of their defined benefit pension and other postretirement plans in their consolidated balance sheets and recognize as a component of other comprehensive income, net of income tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost. SFAS 158 also requires the funded status of a plan to be measured as of the date of the year-end statement of financial position and requires additional disclosures in the notes to consolidated financial statements. This pronouncement was adopted effective December 31, 2007. The measurement date aspect of the pronouncement is effective for fiscal years ending after December 15, 2008 and the Company adopted that provision of SFAS 158 effective December 31, 2008. See Note 15 for further information.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (“SFAS 159”). This statement provides companies an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. A company that adopts SFAS 159 will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 became effective January 1, 2008 and the Company has elected not to measure any financial instruments or certain other items at fair value.
     In April 2007, the FASB issued Staff Position No. FIN 39-1, “Amendment of FASB Interpretation No. 39” (“FIN 39-1”). FIN 39-1 permits companies that enter into master netting arrangements to offset fair value amounts recognized for derivative instruments against the right to reclaim cash collateral or obligation to return cash collateral. The Company has master netting arrangements for its exchange-traded futures and options contracts. When the Company enters into a futures or options contract, an initial margin deposit may be required by the broker. The amount of the margin deposit varies by commodity. If the market price of a futures or options contract moves in a direction that is adverse to the Company’s position, an additional margin deposit, called a maintenance margin, is required. Upon adoption of FIN 39-1 on January 1, 2008, the Company did not change its accounting policy of not offsetting fair value amounts recognized for derivative instruments under master netting arrangements with the right to reclaim cash collateral or obligation to return cash collateral. The adoption of FIN 39-1 did not have an impact on the Company’s financial position, results of operations or cash flows.
     In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) requires most identifiable assets, liabilities, non-controlling interests and goodwill acquired in a business combination to be recorded at “full fair value.” The statement applies to all business combinations, including combinations among mutual enterprises. SFAS 141(R) requires all business combinations to be accounted for by applying the acquisition method and is effective for periods beginning on or after December 15, 2008, with early adoption prohibited. The Company will adopt SFAS 141(R) prospectively for all business combinations where the acquisition date is on or after January 1, 2009 and will cease amortizing goodwill created as a result of business combinations between mutual enterprises.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment to ARB No. 51” (“SFAS 160”). The objective of this statement is to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 requires the reclassification of noncontrolling interests, also referred to as minority interest, to the equity section of the consolidated balance sheet presented upon adoption. This pronouncement is effective for fiscal years beginning after December 15, 2008. The Company will adopt SFAS 160 as of January 1, 2009 and does not expect this statement to have a material impact on its consolidated financial statements.
     In December 2007, the FASB ratified EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (“EITF 07-1”), which defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF 07-1 also establishes the appropriate income statement presentation and classification for joint operating activities and payments between participants, as well as the sufficiency of the disclosures related to these arrangements. EITF 07-1 is effective for fiscal years beginning after December 15, 2008. EITF 07-1 shall be applied using a modified
10   LAND O’LAKES, INC.

version of retrospective transition for those arrangements in place at the effective date. The Company will adopt EITF 07-1 as of January 1, 2009 and does not expect this statement to have a material impact on its consolidated financial statements.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities — An Amendment to FASB Statement No. 133” (“SFAS 161”), which expands quarterly and annual FASB 133 disclosure requirements regarding an entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years beginning after November 15, 2008. The Company will adopt SFAS 161 as of January 1, 2009 and does not expect this statement to have a material impact on its consolidated financial statements.
     In April 2008, the FASB issued FASB Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” This pronouncement requires enhanced disclosures concerning a company’s treatment of costs incurred to renew or extend the term of a recognized intangible asset. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. The Company will adopt FSP 142-3 as of January 1, 2009 and does not expect it to have a material impact on its consolidated financial statements.
     In October 2008, the FASB issued EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”). The objective of this issue is to clarify how to account for certain transactions involving equity method investments, including how the initial carrying value of an equity method investment should be determined. EITF 08-6 is effective as of January 1, 2009, and the Company does not expect this statement to have a material impact on its consolidated financial statements.
     In December 2008, the FASB issued FASB Staff Position No. 132 (R)-1, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“FSP 132 (R)-1”), and requires that an employer disclose the following information about the fair value of plan assets: 1) how investment allocation decisions are made, including the factors that are pertinent to understanding investment policies and strategies; 2) the major categories of plan assets; 3) the inputs and valuation techniques used to measure the fair value of plan assets; 4) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and 5) significant concentrations of risk within plan assets. This FSP will be effective for fiscal years ending after December 15, 2009, with early application permitted. At initial adoption, application of the FSP would not be required for earlier periods that are presented for comparative purposes. The adoption of this FSP in 2009 will increase the disclosures within the Company’s consolidated financial statements related to the assets of its defined benefit pension and other postretirement benefit plans.
4. BUSINESS COMBINATIONS
2008 Acquisitions
In January and February of 2008, Agriliance LLC (“Agriliance”), a 50%-owned joint venture along with United Country Brands, LLC (a wholly owned subsidiary of CHS Inc. (“CHS”)), distributed its interest in four agronomy joint ventures to the Company and CHS, and the Company acquired from CHS its partial interest in the joint ventures for a total cash payment of $8.3 million representing the net book value of these investments. In April 2008, a consolidated feed joint venture purchased the remaining interest in a subsidiary for $0.4 million in cash. In May 2008, the Company acquired a native grass seed company for $1.7 million in cash and acquired a seed treatment business for $1.1 million in cash. These acquisitions, individually and in aggregate, are immaterial to the Company’s financial position, net earnings and cash flows.
2007 Acquisitions
In September 2007, the Company, CHS and Agriliance entered into an agreement whereby Agriliance distributed a portion of its assets, primarily its wholesale crop protection products business (“CPP”) assets and its wholesale crop nutrients business (“CN”) assets, to the parent companies in an effort to enhance operating efficiencies and more closely align the businesses within the parent companies. Based on ownership interests, each parent would be entitled to receive 50% of the CPP and CN assets distributed. In order to meet the objectives of the distributions, Land O’Lakes granted CHS the right to receive 100% of the CN assets distributed in exchange for the right to receive 100% of the CPP assets distributed. Land O’Lakes agreed to pay $229.8 million and CHS agreed to pay $141.9 million for their respective distribution rights. The parent companies net settled the transaction in 2007, whereby the Company paid $87.9 million to CHS. In 2007, the Company also recorded an $8.8 million gain on sale of investment for the repositioning related to the CN assets distributed.
     The net book value of CPP assets distributed by Agriliance to Land O’Lakes, as of the date of distribution, was $333.0 million. The $166.5 million portion of the CPP assets distributed to Land O’Lakes attributable to its 50% ownership interest was recorded as a non-cash transaction, which reduced the Company’s investment in Agriliance. The $229.8 million that Land O’Lakes agreed to pay for the right to receive an additional 50% of the CPP assets distributed was treated as a step acquisition using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” The $63.3 million excess purchase price over book value of assets acquired was allocated to inventories, property, plant and equipment, identifiable intangible assets and deferred tax liabilities, with the remaining consideration allocated to goodwill. The closing date of the transaction was effective as of September 1, 2007, and accordingly, the results of operations of CPP are included in the consolidated financial statements from that date forward.
     During 2008, the purchase price allocation was adjusted due to final determination of deferred tax positions. As a result, goodwill increased $4.8 million and employee benefits and other liabilities increased by the same amount.
     The following table summarizes the amounts assigned to major balance sheet captions based upon independent appraisals and management estimates including the 2008 allocation adjustment:

Receivables	$104,096
Inventories	307,152
Other current assets	712
Property, plant and equipment	30,338
Goodwill	27,079
Other intangibles	27,051
Investments	1,325
Other assets	307
Accounts payable	(32,633)
Accrued liabilities	(58,939)
Employee benefits and other liabilities	(10,174)

Net assets distributed and acquired	$396,314

     The excess purchase price allocation resulted in the recognition of $27.1 million of identifiable intangible assets of which $22.5 million related to customer relationships to be amortized over a period of 25 years, $2.8 million related to trademarks and tradenames to be amortized over 15 years, and $1.8 million related to other finite-lived intangible assets that are amortized over an average period of eight years. The entire amount of intangible assets and goodwill recognized are not deductible for income tax purposes.
     Also in 2007, the Company contributed $330.9 million in cash to Agriliance, along with equivalent funds provided by CHS, for the pay-down of a certain portion of debt and to support ongoing working capital requirements. Agriliance continues as a 50/50 joint venture between the parents, and while it continues to operate its retail agronomy distribution businesses, the parent companies are evaluating repositioning options.
     The following unaudited pro forma summary presents the results of operations for the Company as if the CPP and CN asset distributions had occurred at the beginning of the periods presented. The pro forma
2008 ANNUAL REPORT     11

amounts include certain estimates and assumptions to reflect the pro forma impact of net sales related to the CPP asset distribution, increased interest expense to finance the acquisition, estimated amortization of identifiable intangible assets and goodwill, elimination of inter-company sales, and the elimination of the historical CPP and CN earnings accounted for under the equity method. The pro forma amounts do not reflect any benefits from synergies which might be realized nor integration costs to be incurred subsequent to asset distributions. The pro forma information does not necessarily reflect the actual results that would have occurred had the distributions occurred on such date or at the beginning of the periods indicated, or that may be obtained in the future.

Pro forma
(unaudited)
2007

Net sales	$9,899,095
Net earnings	149,241

     In August 2007, the Company acquired Gold Medal Seeds LTD, a Canadian corporation, for $2.9 million in cash.
5. RECEIVABLES
A summary of receivables at December 31 is as follows:

	2008	2007

Trade accounts	$846,794	$834,070
Notes and contracts	89,736	92,207
Vendor rebates	57,007	26,050
Other	130,591	68,729

	1,124,128	1,021,056
Less allowance for doubtful accounts	(19,867)	(14,125)

Total receivables, net	$1,104,261	$1,006,931

     A substantial portion of the Company’s receivables is concentrated in agriculture as well as in the wholesale and retail food industries. Collection of receivables may be dependent upon economic returns in these industries. The Company’s credit risks are continually reviewed, and management believes that adequate provisions have been made for doubtful accounts.
     The Company operates a wholly owned subsidiary that provides operating loans and facility financing to farmers and livestock producers and which are fully collateralized by the real estate, equipment and livestock of their farming operations. These loans, which relate primarily to dairy, swine, cattle and other livestock production, are presented as notes and contracts for the current portion and as other assets for the non-current portion. Total notes and contracts were $139.7 million at December 31, 2008 and $126.2 million at December 31, 2007 of which $82.1 million and $75.4 million, respectively, was the current portion included in the table above.
     Vendor rebate receivables are primarily generated by purchases from seed and chemical suppliers. These receivables can vary significantly year over year due to the timing of recording estimated rebates in accordance with EITF 02-16 and the timing of cash receipts.
     Other receivables include margin receivables from commodity brokers on open derivative instruments, interest and expected insurance settlements.
6. INVENTORIES
     A summary of inventories at December 31 is as follows:

	2008	2007

Raw materials	$217,087	$190,586
Work in process	1,639	5,058
Finished goods	865,252	768,871

Total inventories	$1,083,978	$964,515

7. INVESTMENTS
A summary of investments at December 31 is as follows:

	2008	2007

Agriliance LLC	$176,191	$150,945
Advanced Food Products, LLC	33,870	34,287
Ag Processing Inc	31,858	32,832
Delta Egg Farm, LLC	11,464	7,614
Universal Cooperatives, Inc.	7,877	7,802
Melrose Dairy Proteins, LLC	6,397	3,856
CoBank, ACB	4,892	4,396
Hi-Plains, LLC	3,244	1,902
Wilco-Winfield, LLC	3,131	—
Prairie Farms Dairy, Inc.	2,954	3,518
Agronomy Company of Canada Ltd.	—	21,909
Other — principally cooperatives and joint ventures	32,609	34,952

Total investments	$314,487	$304,013

     As of December 2008, the Company sold its investment in Agronomy Company of Canada Ltd. See Note 20 for further information.
     As discussed in Note 4, the Company received ownership in several agronomy joint ventures in 2008. At December 31, 2008, the Company’s investment in these ventures is $5.4 million.
     As of December 31, 2008, the Company maintained a 50% voting interest in numerous joint ventures, including Agriliance LLC and Wilco-Winfield, LLC in Agronomy, Delta Egg Farm, LLC in Layers, Melrose Dairy Proteins, LLC in Dairy and Hi-Plains, LLC in Feed. The Company also maintained a 35% voting interest in Advanced Food Products, LLC at December 31, 2008 in Dairy. The Company’s largest investments in other cooperatives as of December 31, 2008 were Ag Processing Inc, Universal Cooperatives, Inc., CoBank, ACB and Prairie Farms Dairy, Inc.
     Summarized financial information for Agriliance LLC is as follows:

Agriliance LLC	2008	2007

Net sales	$926,712	$3,447,217
Gross profit	134,146	447,630
Net earnings	1,096	102,485
Current assets	450,709	696,332
Non-current assets	21,863	66,099
Current liabilities	108,298	426,674
Non-current liabilities	11,892	33,867
Total equity	352,382	301,890

     In 2008, the Company received $20.0 million of dividend distributions from Agriliance. In 2007, the Company received $44.6 million of dividend distributions from Agriliance.
     In 2008, the Company and joint venture partner CHS each contributed $50.0 million to Agriliance for purposes of funding seasonal working capital requirements as debt facilities within Agriliance have been retired.
     In December 2007, based on a deterioration in the financial results of Golden Oval Eggs, LLC (“Golden Oval”), the Company recorded a $22.0 million charge to establish reserves for its entire remaining equity investment and note balances in Golden Oval. The investment and note in Golden Oval were obtained in 2006 as part of the divestiture of MoArk’s liquid egg operations to Golden Oval. In February 2008, the Company and Golden Oval entered into an Amendment to Asset Purchase Agreement that modified certain terms and conditions of the sale, including the cancellation of the principal amount owed under the note and the issuance of a warrant to the Company for the right to purchase 880,492 convertible preferred units. As of the date the warrant was issued, the Company determined that the underlying units had an insignificant fair value. In December 2008, Golden Oval announced that it entered into an agreement to sell substantially all its assets. The transaction, if consummated, is expected to yield a per unit value between $4.25 per unit to approximately $4.75 per unit, subject to adjustments for applicable expenses and contingencies. As of December 31, 2008, the Company held
12   LAND O’LAKES, INC.

the warrant for the 880,492 convertible preferred units, which carries a preference upon liquidation of $11.357 per unit, and 697,350 Class A units. The Company has notified Golden Oval that it intends to exercise the warrant prior to Golden Oval’s scheduled asset sale, noted above. The Company has the right, in its sole discretion, to convert to Class A units any preferred units it receives upon exercise of its warrant. Golden Oval anticipates the sale to occur in 2009 at which time the Company would record any proceeds received as a gain on sale of investment.
8. PROPERTY, PLANT AND EQUIPMENT
A summary of property, plant and equipment at December 31 is as follows:

	2008	2007

Machinery and equipment	$668,279	$606,245
Buildings and building equipment	393,156	372,072
Land and land improvements	68,977	64,962
Software	102,570	89,242
Construction in progress	93,402	35,143

	1,326,384	1,167,664
Less accumulated depreciation	668,123	602,371

Total property, plant and equipment, net	$658,261	$565,293

9. GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill
The carrying amount of goodwill by segment at December 31 is as follows:

	2008	2007

Feed	$126,959	$127,404
Dairy Foods	68,525	69,451
Agronomy	50,663	52,371
Layers	20,347	20,998
Seed	10,682	10,718

Total goodwill	$277,176	$280,942

     The decrease in goodwill was primarily due to $7.9 million of goodwill amortization for the year ended December 31, 2008, associated with business combinations between mutual enterprises, partially offset by $4.8 million of additional goodwill arising from final tax-related purchase price allocations in 2008 related to the Agronomy repositioning which occurred in September of 2007. Amortization expense related to goodwill for the next five years is zero subsequent to adoption of SFAS 141(R) on January 1, 2009. See Note 3 for further discussion.
Other Intangible Assets
     A summary of other intangible assets at December 31 is as follows:

	2008	2007

Amortized other intangible assets:
Dealer networks and customer relationships, less accumulated amortization of $4,045 and $1,627, respectively	$50,478	$51,822
Patents, less accumulated amortization of $8,414 and $7,250, respectively	8,297	9,461
Trademarks, less accumulated amortization of $2,668 and $1,976, respectively	4,946	5,639
Other intangible assets, less accumulated amortization of $4,412 and $4,863, respectively	5,636	6,457

Total amortized other intangible assets	69,357	73,379
Total non-amortized other intangible assets — trademarks and license agreements	51,625	51,625

Total other intangible assets	$120,982	$125,004

     Amortization expense for the years ended December 31, 2008 and 2007 was $5.4 million and $4.2 million, respectively. The estimated amortization expense related to other intangible assets subject to amortization for the next five years will approximate $4.9 million annually. The weighted-average life of the intangible assets subject to amortization is approximately 19 years. Non-amortized other intangible assets relate to Feed and the majority of the amortized other intangible assets relate to Feed, Agronomy and Layers.
10. ACCRUED LIABILITIES
A summary of accrued liabilities is as follows:

	2008	2007

Employee compensation and benefits	$141,376	$116,249
Unrealized hedging losses and deferred option premiums received	99,964	31,679
Marketing programs and consumer incentives	70,209	63,157
Other	111,945	130,336

Total accrued liabilities	$423,494	$341,421

     Other accrued liabilities primarily include accrued taxes, interest, self-insurance reserves and environmental liabilities.
11. DEBT OBLIGATIONS
Notes and Short-term Obligations
The Company had notes and short-term obligations at December 31, 2008 and 2007 of $409.4 million and $132.2 million, respectively. The Company maintains credit facilities to finance its short-term borrowing needs, including a revolving credit facility and a receivables securitization facility.
     The Company’s $225 million, five-year revolving credit facility matures in 2011. Borrowings bear interest at a variable rate (either LIBOR or an Alternative Base Rate) plus an applicable margin. The margin is dependent upon the Company’s leverage ratio. Based on the Company’s leverage ratio at the end of December 2008, the LIBOR margin for the revolving credit facility was 87.5 basis points and the spread for the Alternative Base Rate was 20 basis points. LIBOR may be set for one, two, three or six month periods at the election of the Company. At December 31, 2008, there was no outstanding balance on the revolving credit facility and $188.6 million was available after giving effect to $36.4 million of outstanding letters of credit, which reduce availability. At December 31, 2007, there was no outstanding balance on the revolving credit facility and $196.0 million was available after giving effect to $29.0 million of outstanding letters of credit, which reduce availability.
     On March 13, 2008, the Company completed an amendment to its existing five-year receivables securitization facility arranged by CoBank, ACB. The amendment increased the facility’s drawing capacity from $300 million to $400 million. This facility is scheduled to terminate in 2011. The increased capacity under the facility is being used to finance incremental working capital requirements arising from the crop protection products business, which was acquired in September of 2007 as part of the Company’s Agronomy repositioning, higher commodity price levels in the Company’s other segments and increased capital spending primarily at the Company’s Tulare, CA plant. The Company and certain wholly owned consolidated entities sell Dairy Foods, Feed, Seed, Agronomy and certain other receivables to LOL SPV, LLC, a wholly owned, consolidated special purpose entity (the “SPE”). The SPE enters into borrowings which are effectively secured solely by the SPE’s receivables. The SPE has its own separate creditors that are entitled to be satisfied out of the assets of the SPE prior to any value becoming available to the Company. Borrowings under the receivables securitization facility bear interest at LIBOR plus 87.5 basis points. At December 31, 2008 and 2007, the SPE’s receivables were $771.3 million and $732.0 million, respectively. At December 31, 2008 and 2007, outstanding balances under the facility, recorded as notes and short-term obligations, were $280.0 million and $70.0 million, respectively, and availability was $120.0 million and $230.0 million, respectively.
     The Company also had $74.5 million and $61.1 million as of December 31, 2008 and 2007, respectively, of notes and short-term obligations outstanding under a revolving line of credit and other borrowing arrangements for a
2008 ANNUAL REPORT      13

wholly owned subsidiary that provides operating loans and facility financing to farmers and livestock producers. These outstanding notes and short-term obligations are collateralized by the wholly owned subsidiary’s loans receivable from the farmers and livestock producers.
     The Company’s MoArk subsidiary maintains a $40 million revolving credit facility, which is subject to a borrowing base limitation and terminates in June 2009. Borrowings bear interest at a variable rate (either LIBOR or an Alternative Base Rate) plus an applicable margin. At December 31, 2008 and 2007, the outstanding borrowings were $0. MoArk’s facility is not guaranteed by the Company nor is it secured by Company assets. The revolving credit facility is subject to certain debt covenants, which were all satisfied at December 31, 2008 and 2007.
     The Company’s Agri-AFC, LLC (“AFC”) subsidiary maintains a $45 million revolving credit facility, which is subject to a borrowing base limitation and terminates in March 2009. Borrowings bear interest at a variable rate of LIBOR plus 250 basis points. At December 31, 2008, the outstanding borrowings were $34.9 million. AFC’s facility is not guaranteed by the Company nor is it secured by Company assets. The revolving credit facility is subject to certain debt covenants, which were all satisfied as of the entity’s year ended July 31, 2008.
     The weighted-average interest rate on short-term borrowings and notes outstanding at December 31, 2008 and 2007 was 1.94% and 5.69%, respectively.
Long-term Debt
A summary of long-term debt at December 31 is as follows:

	2008	2007

Senior unsecured notes, due 2011 (8.75%)	$174,002	$192,743
Senior secured notes, due 2010 (9.00%)	149,700	175,000
Capital Securities of Trust Subsidiary, due 2028 (7.45%)	190,700	190,700
MoArk, LLC debt, due 2009 through 2023 (8.53% weighted average)	15,449	26,490
Capital lease obligations (6.00% to 8.25%)	4,668	6,000
Other debt, including discounts and fair value adjustments	300	(942)

	534,819	589,991
Less current portion	2,864	3,082

Total long-term debt	$531,955	$586,909

     In November and December of 2008, the Company made open-market purchases and retired a total of $18.7 million of the outstanding 8.75% Senior unsecured notes.
     In December of 2008, the Company made open-market purchases and retired $25.3 million of the outstanding 9.00% Senior secured notes.
     Land O’Lakes Capital Trust I (the “Trust”) was created in 1998 for the sole purpose of issuing $200.0 million of Capital Securities and investing the proceeds thereof in an equivalent amount of debentures of the Company. The sole assets of the Trust, $206.2 million principal amount Junior Subordinated Deferrable Interest Debentures (the “Debentures”) of the Company, bearing interest at 7.45% and maturing on March 15, 2028, are eliminated upon consolidation.
     At December 31, 2008, the Company had $4.7 million in obligations under capital lease for MoArk, which represents the present value of the future minimum lease payments. MoArk leases machinery, buildings and equipment at various locations. Minimum commitments for obligations under capital leases at December 31, 2008 total $4.7 million, composed of $1.6 million for 2009, $1.4 million for 2010, $1.5 million for 2011 and $0.2 million for 2012.
     In December 2008, the Company entered into a transaction with the City of Russell, Kansas (the “City”), whereby the City purchased the Company’s Russell, Kansas feed facility (the “Facility”) by issuing $4.9 million in industrial development revenue bonds due December 2018 and leased the Facility back to the Company for an identical term under a capital lease. The City’s bonds were purchased by the Company. Because the City has assigned the lease to a trustee for the benefit of the Company as the sole bondholder, the Company, in effect, controls enforcement of the lease against itself. As a result of the capital lease treatment, the Facility will remain a component of property, plant and equipment in the Company’s consolidated balance sheet and no gain or loss was recognized related to this transaction. As a result of the legal right of offset, the capital lease obligation and the corresponding bond investment have been eliminated upon consolidation. Additional bonds may be issued to cover the costs of certain improvements to the facility. The maximum amount of bonds authorized for issuance is $6.0 million.
     Interest paid on debt obligations was $67.9 million and $62.4 million in 2008 and 2007, respectively.
     Substantially all of the Company’s assets, excluding assets of AFC and MoArk and its subsidiaries, have been pledged to its lenders under the terms of its revolving credit facility and the senior secured notes due 2010. Land O’Lakes debt covenants include certain minimum financial ratios that were all satisfied as of December 31, 2008 and 2007. On February 18, 2009, the Company, on a precautionary basis, requested waivers from the lenders participating in its five-year revolving credit facility and from the participants in its accounts receivable securitization facility related to possible defaults that may have occurred with respect to such facilities. The possible defaults relate to the accuracy, when delivered, of historical financial statements that were later adjusted or restated. The Company does not believe that any defaults actually occurred. The lenders under both facilities granted the waiver requests as of February 20, 2009.
     The maturity of long-term debt for the next five years and thereafter is summarized in the table below.

Year	Amount

2009	$2,864
2010	152,444
2011	175,967
2012	1,343
2013	1,288
2014 and thereafter	200,913

12. OTHER COMPREHENSIVE INCOME

	2008	2007

Net earnings	$159,620	$160,929
Pension and other postretirement adjustments, net of income taxes of $52,858 and $(39,871), respectively	(85,333)	64,366
Unrealized (loss) gain on available-for- sale securities, net of income taxes of $5 and $0, respectively	(266)	275
Foreign currency translation adjustment, net of income taxes of $1,905 and $(1,329), respectively	(3,076)	2,146

Total comprehensive income	$70,945	$227,716

     The pension and other postretirement adjustment for 2008 and 2007 reflects $(86.8) million and $64.3 million, respectively, for Land O’Lakes defined benefit pension plans. Also, the Company recorded its portion of pension and other postretirement adjustments for its ownership percentage in its joint ventures, primarily Agriliance LLC, for $1.5 million and $.01 million for 2008 and 2007, respectively.
     The components of accumulated other comprehensive loss as of December 31 are as follows:

	2008	2007

Pension and other postretirement adjustments, net of income taxes of $92,293 and $40,639, respectively	$(150,610)	$(65,606)
Unrealized gain on available-for-sale securities, net of income taxes of $(5) and $0, respectively	9	275
Foreign currency translation adjustment, net of income taxes of $(201) and $(2,106), respectively	324	3,400

Accumulated other comprehensive loss	$(150,277)	$(61,931)

14   LAND O’LAKES, INC.

13. FAIR VALUE MEASUREMENT OF FINANCIAL INSTRUMENTS
The carrying amounts and estimated fair values of the Company’s financial instruments were as follows as of December 31, 2008 and 2007:

	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial Derivatives:
Commodity derivative assets	$50,053	$50,053	$30,671	$30,671
Commodity derivative liabilities	85,292	85,292	13,331	13,331
Foreign currency exchange contract assets	342	342	—	—
Foreign currency exchange contract liabilities	925	925	15	15

Loans receivable	137,869	140,762	124,346	124,332
Available-for-sale securities	47	47	488	488

Debt:
Senior unsecured notes, due 2011	174,002	161,410	192,743	200,812
Senior secured notes, due 2010	149,700	150,999	175,000	188,885
Capital Securities of Trust Subsidiary, due 2028	190,700	107,580	190,700	165,455
MoArk 3xed-rate debt	20,117	17,548	32,490	33,633

     Land O’Lakes businesses are exposed to changes in dairy and agricultural product commodity prices and changes in currency exchange rates. The Company’s commodity price risk management strategy is to use derivative instruments to reduce risk caused by volatility in commodity prices due to fluctuations in the market value of inventories and fixed or partially fixed purchase and sales contracts. The Company enters into futures, forward and options contract derivative instruments for periods consistent with the related underlying inventory and purchase and sales contracts. These instruments are primarily purchased and sold through brokers and regulated commodity exchanges. By using derivative financial instruments to manage exposures to changes in commodity prices and exchange rates, the Company exposes itself to the risk that the counterparty might fail to perform its obligations under the terms of the derivative contracts. The Company minimizes this risk by entering into transactions with high-quality counterparties and does not anticipate any losses due to nonperformance. Such financial instruments are neither held nor issued by the Company for trading purposes.
     Unrealized gains and losses on financial derivative contracts are recorded at fair value and presented as other current assets and accrued liabilities, respectively, within the consolidated balance sheets and as a component of cost of sales in the consolidated statements of operations. The fair value of derivative instruments is determined using quoted prices in active markets or is derived from prices in underlying futures markets.
     The fair value of loans receivable, which are loans made to farmers and livestock producers by the Company’s financing subsidiary, was estimated using a present value calculation based on similar loans made or loans re-priced to borrowers with similar credit risks. This methodology is used because no active market exists for these loans and the Company cannot determine whether the fair values presented would equal the value negotiated in an actual sale. The Company manages its credit risk related to these loans by using established credit limits, conducting ongoing credit evaluation and account monitoring procedures, and securing collateral when deemed necessary. Negative economic factors that may impact farmers and livestock producers could increase the level of losses within this portfolio.
     The fair value of fixed-rate, long-term debt was estimated through a present value calculation based on available information on prevailing market interest rates for similar securities.
     The carrying value of financial instruments classified as current assets and current liabilities, such as cash and cash equivalents, trade receivables, accounts payable, and notes and short-term obligations, approximate fair value due to the short-term maturity of the instruments. The Company invests its excess cash in deposits with major banks and limits the amounts invested in any single institution to minimize risk. The Company regularly evaluates its credit risk where financial instruments may be concentrated in certain industries or with significant customers and vendors, including the collectibility of receivables and prepaid deposits with vendors.
     The Company believes it is not feasible to readily determine the fair value of investments in other cooperatives due to the excessive cost involved as there is no established market for these investments. The fair value of certain current and non-current notes receivable of $12.7 million and $7.4 million as of December 31, 2008 and $12.3 million and $4.7 million as of December 31, 2007, respectively, was not estimated because it is not feasible to readily determine the fair value.
SFAS No. 157, “Fair Value Measurements”
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). This statement provides a single definition of fair value, a framework for measuring fair value and expanded disclosures concerning fair value. SFAS 157 applies to other pronouncements that require or permit fair value measurements; it does not require any new fair value measurements.
     The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring, nonfinancial assets and liabilities. Such assets with potential non-recurring fair value measurement are goodwill impairments, long-lived assets held and used such as intangible asset and fixed asset impairments, long-lived assets held for sale, and assets acquired in a business combination.
     SFAS 157 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:
     Level 1: inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
     Level 2: inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.
     Level 3: inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.
     A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2008:

		Fair Value Measurements at
		December 31, 2008 Using:
		Quoted	Signi3cant
		Prices	Other	Signi3cant
	Total Carrying	in Active	Observable	Unobservable
	Value at	Markets	Inputs	Inputs
	December 31, 2008	(Level 1)	(Level 2)	(Level 3)

Commodity derivative assets	$50,053	$49,139	$914	$—
Commodity derivative liabilities	85,292	85,128	164	—
Foreign currency exchange contract assets	342	—	342	—
Foreign currency exchange contract liabilities	925	—	925	—
Available-for-sale securities	47	47	—	—

The available-for-sale equity securities and puts, calls and futures are measured at fair value based on quoted prices in active markets and as such are categorized as Level 1. Since the commodity derivative forward contracts and the foreign currency exchange forward contracts are not actively traded, they are priced at a fair value derived from an underlying futures market for the commodity or currency. Therefore, they have been categorized as Level 2.
2008 ANNUAL REPORT   15

14. INCOME TAXES
The components of the income tax provision are summarized as follows:

	2008	2007

Current expense:
Federal	$16,516	$59,354
State	3,409	8,408

	19,925	67,762

Deferred Benefit:
Federal	(4,689)	(26,797)
State	(728)	(4,634)

	(5,417)	(31,431)

Income tax expense	$14,508	$36,331

     In 2008, the Company recorded income tax expense of $7.4 million related to the sale of Agronomy Company of Canada Ltd. Earnings from other activities resulted in income tax expense of $7.1 million for the year ended December 31, 2008.
     In 2007, the Company recorded income tax expense of $7.1 million related to the sale of the Cheese & Protein International, LLC operations (“CPI”) and an income tax benefit of $8.5 million related to reserves established for assets received in 2006 from the sale of the liquid egg operations to Golden Oval. Earnings from other activities resulted in income tax expense of $37.7 million for the year ended December 31, 2007.
     The effective tax rate differs from the statutory rate primarily as a result of the following:

	2008	2007

Statutory rate	35.0%	35.0%
Patronage refunds	(22.9)	(17.2)
State income tax, net of federal Benefit	1.0	1.2
Amortization of goodwill	0.3	0.7
Effect of foreign operations	0.5	(0.1)
Disposal of investment	0.5	(0.1)
Additional tax (Benefit) expense	(1.9)	0.4
Meals and entertainment	0.7	1.1
Tax credits	(0.7)	(0.5)
Manufacturing deduction	(4.3)	(1.8)
Other, net	0.1	(0.3)

Effective tax rate	8.3%	18.4%

     The significant components of the deferred tax assets and liabilities at December 31 are as follows:

	2008	2007

Deferred tax assets related to:
Deferred patronage	$40,507	$38,370
Accrued liabilities	156,064	89,124
Allowance for doubtful accounts	6,930	12,248
Asset impairments	7,592	8,808
Inventories	11,592	—
Joint ventures	20,811	26,002
Loss carryforwards	12,646	8,301
Deferred revenue	3,323	5,692

Gross deferred tax assets	259,465	188,545
Valuation allowance	(16,620)	(16,082)

Total deferred tax assets	242,845	172,463

Deferred tax liabilities related to:
Property, plant and equipment	91,103	80,040
Inventories	—	9,461
Intangibles	29,128	23,697
Other, net	11,534	4,638

Total deferred tax liabilities	131,765	117,836

Net deferred tax assets	$111,080	$54,627

     SFAS No. 109, “Accounting for Income Taxes,” requires consideration of a valuation allowance if it is “more likely than not” that benefits of deferred tax assets will not be realized. In 2007, as a result of the CPP asset distribution, a valuation allowance of $16.1 million was established to reduce the Company’s deferred tax asset to an amount that is more likely than not to be realized. In 2008, an additional $0.5 million was added to the allowance related to the CPP asset distribution with a corresponding increase in goodwill.
     The net deferred tax assets are classified in the consolidated balance sheets as follows:

	2008	2007

Other current assets	$59,528	$40,879
Other assets	51,552	13,748

Total net deferred tax assets	$111,080	$54,627

     The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), on January 1, 2007, which did not result in a cumulative effect adjustment to retained earnings upon adoption. FIN 48 provides guidance on recognition and measurement of uncertainties in income taxes. At December 31, 2008, the Company had unrecognized tax benefits of approximately $19.7 million, including $1.2 million of interest and no penalties. For the year ended December 31, 2008, the effective tax rate was impacted by a $2.0 million increase to income tax expense due to unrecognized tax benefits as a result of tax positions taken. Of the $19.7 million of unrecognized tax benefits at December 31, 2008, $15.4 million would affect the effective tax rate, if recognized.
     A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits recorded within accrued liabilities in the consolidated balance sheets is as follows:

Gross unrecognized tax benefits at January 1, 2008	$17,187
Increases in tax positions for current year	853
Increases in tax positions for prior years	1,614

Gross unrecognized tax benefits at December 31, 2008	$19,654

     The Company does not believe it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease during the next 12 months. The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2005.
     As of December 31, 2008, the Company had loss carryforwards of approximately $33.0 million for tax purposes available to offset future taxable income. If not used, these carryforwards will expire, primarily in the years 2013 and 2023.
     The Company considers unremitted earnings of certain subsidiaries operating outside the United States to be invested indefinitely. No U.S. income taxes or foreign withholding taxes are provided on such permanently reinvested earnings, in accordance with APB No. 23, “Accounting for Income Taxes — Special Areas.” The Company regularly reviews the status of the accumulated earnings of each of its foreign subsidiaries and reassesses this determination as part of its overall financial plans. Following this assessment, the Company establishes deferred income taxes, net of any foreign tax credits, on any earnings that are determined to no longer be indefinitely invested. During 2008, the Company recorded a deferred tax liability of $3.0 million for estimated U.S. income taxes, net of foreign tax credits, for undistributed earnings of foreign subsidiaries that were no longer considered permanently reinvested.
     Income taxes paid in 2008 and 2007 were $59.9 million and $50.3 million, respectively. At December 31, 2008, current prepaid income taxes were $27.5 million and at December 31, 2007, current income taxes payable were $14.9 million, respectively.
16     LAND O’LAKES, INC.

15. PENSION AND OTHER POSTRETIREMENT PLANS
The Company has a qualified, defined benefit pension plan which generally covers all eligible employees hired before January 1, 2006 not participating in a labor negotiated plan. Plan benefits are generally based on years of service and highest compensation during five consecutive years of employment. Annual payments to the pension trust fund are determined in compliance with the Employee Retirement Income Security Act (“ERISA”). In addition, the Company has a noncontributory, supplemental executive retirement plan (“SERP”) and a discretionary capital accumulation plan (“CAP”), both of which are non-qualified, defined benefit pension plans and are unfunded.
     The Company also sponsors plans that provide certain health care benefits for retired employees. Generally, employees hired by Land O’Lakes prior to October 1, 2002 become eligible for these benefits upon meeting certain age and service requirements; employees hired by Land O’Lakes after September 30, 2002 are eligible for access-only retirement health care benefits at their expense. The Company funds only the plans’ annual cash requirements.
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”). This standard had two phases. The first phase required employers to recognize the overfunded or underfunded status of defined benefit pension and postretirement plans as an asset or liability in their statement of financial position and recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income, which is a component of the Company’s consolidated statements of equities and comprehensive income. The first phase was effective for the Company for fiscal periods ending after June 15, 2007 and was adopted by the Company as of December 31, 2007. The second phase of this standard requires companies to measure their plan assets and benefit obligations as of their fiscal year ends and was effective for fiscal years ending after December 15, 2008. The Company adopted this provision of SFAS 158 as of December 31, 2008 and has changed its measurement date from November 30 to December 31 for its plans for the fiscal year ended December 31, 2008.
     The initial adoption of SFAS 158 resulted in incremental adjustments to the following individual line items in the consolidated balance sheet at December 31, 2007:

	2007 Pre-SFAS 158
	with Additional Minimum	SFAS 158	2007
	Liability (AML)	Adoption	Post
	Adjustments	Adjustments	SFAS 158

Investments	$305,297	$(1,284)	$304,013
Other assets	84,161	37,883	122,044
Employee Benefitts and other liabilities	131,403	99,041	230,444
Accumulated other comprehensive income (loss), net of income tax	511	(62,442)	(61,931)
Accumulated other comprehensive loss, pretax	(5,123)	(101,122)	(106,245)

     The Company recorded its portion of Agriliance’s defined benefit pension plan, which resulted in a $2.1 million pretax charge to accumulated other comprehensive income related to SFAS 158 at December 31, 2007 and is included above.
Obligation and Funded Status at December 31

	Pension Benefitts
	Qualified Plan		Non-Qualified Plans
	2008	2007	2008	2007

Change in Benefit obligation:
Benefit obligation at beginning of year	$508,707	$539,631	$51,102	$55,425
Service cost	14,251	13,725	438	540
Interest cost	32,523	30,103	3,209	3,080
Plan amendments	—	—	114	—
SFAS 158 measurement date change	3,898	—	304	—
Actuarial (gain) loss	(22,639)	(53,198)	1,816	(3,673)
Benefits paid	(24,941)	(21,554)	(4,617)	(4,270)

Benefit obligation at end of year	$511,799	$508,707	$52,366	$51,102

Change in plan assets:
Fair value of plan assets at beginning of year	$519,869	$478,317	$—	$—
Actual (loss) gain on plan assets	(133,099)	43,106	—	—
Company contributions	25,000	20,000	4,617	4,270
Benefits paid	(24,941)	(21,554)	(4,617)	(4,270)

Fair value of plan assets at end of year	$386,829	$519,869	$—	$—

Amounts recognized in the consolidated balance sheets consist of:
Other assets	$—	$11,162	$—	$—
Accrued liabilities	—	—	(4,557)	(4,287)
Employee Benefits and other liabilities	(124,970)	—	(47,809)	(46,815)

Net amount recognized	$(124,970)	$11,162	$(52,366)	$(51,102)

Amounts recognized in accumulated other comprehensive income (pretax) as of December 31 consist of:
Prior service cost	$351	$432	$(791)	$(1,514)
Net loss	218,902	68,615	11,109	10,067

Ending balance	$219,253	$69,047	$10,318	$8,553

     The accumulated benefit obligation for the Company’s defined benefit pension plan was $479.6 million and $473.9 million at December 31, 2008 and 2007, respectively. The accumulated benefit obligation for the Company’s non-qualified, defined benefit pension plans was $48.3 million and $47.2 million at December 31, 2008 and 2007, respectively.
     The following table sets forth the plans’ projected benefit obligations, fair value of plan assets and funded status at December 31, as follows:

	Pension Benefitts
	Qualified Plan		Non-Qualified Plans
	2008	2007	2008	2007

Projected Benefit obligation	$511,799	$508,707	$52,366	$51,102
Fair value of plan assets	386,829	519,869	—	—
Funded status at end of measurement date	$(124,970)	$11,162	$(52,366)	$(51,102)

2008 ANNUAL REPORT     17

Obligation and Funded Status at December 31

	Other
	Postretirement
	Benefits
	2008	2007

Change in Benefit obligation:
Benefit obligation at beginning of year	$62,600	$71,972
Service cost	724	729
Interest cost	3,953	3,923
Plan amendments	—	—
Plan participants’ contributions	2,838	2,774
Medicare Part D reimbursements	1,010	545
SFAS 158 measurement date change	390	—
Actuarial gain	(9,527)	(10,323)
Benefits paid	(7,211)	(7,020)

Benefit obligation at end of year	$54,777	$62,600

Change in plan assets:
Company contributions	$4,373	$4,246
Plan participants’ contributions	2,838	2,774
Benefits paid	(7,211)	(7,020)

Fair value of plan assets at end of year	$—	$—

Amounts recognized in the consolidated balance sheets consist of:
Accrued liabilities	$(4,438)	$(4,575)
Employee Benefits and other liabilities	(50,339)	(58,025)

Net amount recognized	$(54,777)	$(62,600)

Amounts recognized in accumulated other comprehensive income (pretax) consist of:
Net transition obligation	$1,675	$2,138
Net loss	12,470	23,953

Ending Balance	$14,145	$26,091

     The following table sets forth the plans’ accumulated benefit obligations, fair value of plan assets and funded status at December 31 as follows:

	2008	2007

Accumulated Benefit obligation	$54,777	$62,600
Fair value of plan assets	—	—
Funded status at end of measurement date	$(54,777)	$(62,600)

Components of net periodic benefit cost are as follows:

			Other
			Postretirement
	Pension Benefits		Benefits
	2008	2007	2008	2007

Service cost	$14,689	$14,265	$724	$729
Interest cost	35,733	33,183	3,953	3,923
Expected return on assets	(40,814)	(37,601)	—	—
Amortization of actuarial loss	4,763	12,946	1,805	2,943
Amortization of prior service cost	(487)	(487)	—	—
Amortization of transition obligation	—	—	428	428

Net periodic Benefit cost	$13,884	$22,306	$6,910	$8,023

Additional Information
Weighted-average assumptions used to determine benefit obligations at December 31:

			Other
			Postretirement
	Pension Benefits		Benefits
	2008	2007	2008	2007

Discount rate	6.90%	6.55%	6.90%	6.55%
Rate of compensation increase	4.25%	4.50%	N/A	N/A
     Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:

			Other
			Postretirement
	Pension Benefits		Benefits
	2008	2007	2008	2007

Discount rate	6.55%	5.70%	6.55%	5.70%
Rate of long-term return on plan assets	8.25%	8.25%	N/A	N/A
Rate of compensation increase	4.50%	4.25%	N/A	N/A

     The Company employs a building block approach in determining the long-term rate of return for the assets in the qualified, defined benefit pension plan. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors, such as inflation and interest rates, are evaluated before long-term capital market assumptions are determined. Diversification and rebalancing of the plan assets are properly considered as part of establishing the long-term portfolio return. Peer data and historical returns are reviewed to assess for reasonableness. The Company determined its discount rate assumption at year end based on a hypothetical double A yield curve represented by a series of annualized individual discount rates from one-half to 30 years.
     Assumed health care cost trend rates at December 31:

	2008	2007

Health care cost trend rate assumed for next year	9.25%	10.00%
Rate to which the cost trend is assumed to decline (ultimate trend rate)	5.00%	5.00%
Year that rate reaches ultimate trend rate	2015	2015

     Assumed health care cost trend rates effect the amounts reported for the health care plans. A one percentage-point change in the assumed health care cost trend rate at December 31, 2007 would have the following effects:

	1 Percentage	1 Percentage
	Point	Point
	Increase	Decrease

Effect on total of service and interest cost	$227	$(203)
Effect on postretirement Benefit obligation	3,285	(2,939)

18     LAND O’LAKES, INC.

Plan Assets
The Company’s qualified, defined benefit pension plan weighted-average asset allocations at December 31, 2008 and 2007, by asset category, are as follows:

Asset category	2008	2007	Target

U.S. equity securities	41%	49%	50%
International equity securities	12%	15%	15%
Fixed-income securities and bonds	47%	36%	35%

Total	100%	100%	100%

     The Company intends to rebalance the portfolio in 2009 to more closely align its plan asset allocation with the targeted plan asset allocation.
     The Company has a Statement of Pension Investment Policies and Objectives (the “Statement”) that guides the retirement plan committee in its mission to effectively monitor and supervise the pension plan assets. Two general investment goals are reflected in the Statement: 1) the investment program for the pension plan should provide returns which improve the funded status of the plan over time and reduce the Company’s pension costs, and 2) the Company expects to receive above-average performance relative to applicable benchmarks for the actively managed portfolios and accurately track the applicable benchmarks for the passive or index strategies. All portfolio strategies will be provided at competitive, institutional management fees. The total fund’s annualized return before fees should exceed, over a five-year horizon, the annualized total return of the following customized index by one percentage point: 1) 45% Russell 1000 Index, 2) 10% Russell 2000 Index, 3) 10% EAFE Index, and 4) 35% Barclay’s Capital Aggregate Index, and the fund should rank in the top 35th percentile of the total pension fund universe.
     Although not a guarantee of future results, the total fund’s ten-year annualized return before fees was 3.86%, which exceeded the custom index by 2.25 percentage points, and ranked in the top 28% on the Hewitt Associates pension fund universe. The 2008 total fund’s annualized return was –25.22%, which lagged the custom index by 0.57 percentage points, yet ranked in the top 43% of the Hewitt Associates pension fund universe.
Cash Flow
The Company expects to contribute approximately $14.6 million to its defined benefit pension plans and $5.4 million to its other postretirement benefits plan in 2009.
     The benefits anticipated to be paid from the benefit plans, which reflect expected future years of service, and the Medicare subsidy expected to be received are as follows:

			Other	Health
	Qualified	Non-Qualified	Postretirement	Care Subsidy
	Pension Plan	Pension Plans	Benefits	Receipts

2009	$26,000	$4,500	$5,400	$(1,000)
2010	28,000	4,700	5,700	(1,100)
2011	29,000	4,800	6,000	(1,200)
2012	31,000	3,800	6,200	(1,300)
2013	34,000	4,200	6,300	(1,400)
2014-2018	206,000	23,800	32,200	(8,400)

Other Benefit Plans
Certain eligible employees are covered by defined contribution plans. The expense for these plans was $26.5 million and $22.4 million for 2008 and 2007, respectively.
     The Company participates in a trustee-managed, multi-employer pension and health and welfare plan for employees covered under collective bargaining agreements. Several factors could result in potential funding deficiencies, which could cause the Company to make significantly higher future contributions to this plan, including unfavorable investment performance, changes in demographics and increased benefits to participants. The Company contributed $1.7 million and $1.4 million to this plan for 2008 and 2007, respectively.
16. SHARE-BASED COMPENSATION
The Company adopted SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), effective January 1, 2006. SFAS 123(R) requires the recognition of the intrinsic value of share-based compensation in net earnings. Share-based compensation consists solely of Value Appreciation Right (“VAR”) “Units” granted to certain eligible employees under a Company-sponsored incentive plan (the “VAR plan”). The Units are not traditional stock and do not provide the recipient any voting rights in the Company nor any right to receive assets of Land O’Lakes. A maximum of 200,000 Units may be granted annually to certain employees at a price based on a formula that includes growth, debt levels and cash payments to members for the five-year period ending at the close of the preceding year. Generally, Units fully vest four years from the grant date per the VAR plan. Vested Units are settled upon the earlier of a predetermined date chosen by the employee at the date of grant, or upon retirement or termination. The Company recognizes compensation expense for the estimated intrinsic value appreciation of Units over the vesting period using the graded vesting method. The Units are reflected as a liability in the consolidated balance sheets and upon settlement are paid in cash to participants. Upon adoption, the Company used the modified prospective application method and recorded $0.1 million of incremental compensation expense for Units issued prior to January 1, 2006, which are expected to vest prior to the four-year vesting period due to employees achieving retirement-eligible status.
     For the years ended December 31, 2008 and 2007, compensation expense for the share-based payment plan was $17.2 million and $10.9 million, respectively. Cash payments for Units settled for 2008 and 2007 were $1.0 million and $1.0 million, respectively. The actual income tax benefit realized from this plan was $0.4 million and $0.4 million, for 2008 and 2007, respectively.
     For 2008, the number of Units granted, cancelled and settled was 110,750, 3,188 and 27,438, respectively. The number of Units vested during 2008 was 69,328 with an intrinsic value of $2.9 million. The number of vested Units outstanding at December 31, 2008 was 502,125 with an intrinsic value of $32.5 million. The number of non-vested Units at December 31, 2008 was 136,313, and the total remaining unrecognized compensation cost related to non-vested Units was $2.2 million. As of December 31, 2008, 17,500 of the non-vested Units were held by participants who had reached the age and years of service required for early retirement eligibility. For any such participant, prior to the date that the non-vested Units will vest through the normal course, the non-vested Units will immediately vest upon the voluntary termination of the participant. As of December 31, 2008, the weighted-average remaining service period for the non-vested Units was 2.5 years.
     For 2007, the number of Units granted, cancelled and settled was 76,750, 0 and 73,500, respectively. The number of Units vested during 2007 was 63,875 with an intrinsic value of $2.0 million. The number of vested Units outstanding at December 31, 2007 was 443,875 with an intrinsic value of $15.3 million. The number of non-vested Units at December 31, 2007 was 87,000, and the total remaining unrecognized compensation cost related to non-vested Units was $1.1 million. As of December 31, 2007, the weighted-average remaining service period for the non-vested Units was 2.4 years.
2008 ANNUAL REPORT     19

17. EQUITIES
The authorized capital stock at December 31, 2008 consisted of 2,000 shares of Class A Common, $1,000 par value; 50,000 shares of Class B Common, $1 par value; 500 shares of non-voting Class C Common, $1,000 par value; 10,000 shares of non-voting Class D Common, $1 par value; and 1,000,000 shares of non-voting, 8% non-cumulative Preferred, $10 par value.
     The following table reflects the activity in membership shares during the two years ended December 31, 2008:

	NUMBER OF SHARES
		Common			Preferred
	A	B	C	D

December 31, 2006	959	4,026	167	1,023	69,684
New members	4	251	2	228	—
Redemptions	(54)	(348)	(6)	(195)	(7,268)

December 31, 2007	909	3,929	163	1,056	62,416
New members	9	291	5	244	—
Redemptions	(46)	(347)	(4)	(290)	(5,391)

December 31, 2008	872	3,873	164	1,010	57,025

     Allocated patronage to members of $114.2 million and $97.1 million for the years ended December 31, 2008 and 2007, respectively, is based on earnings in specific patronage or product categories and in proportion to the business each member does within each category. For 2008, Land O’Lakes issued $114.2 million of qualified patronage and $0 of non-qualified patronage equities. Qualified patronage equities are tax deductible by the Company when qualified written notices of allocation are issued and non-qualified patronage equities are tax deductible when redeemed with cash.
     The allocation to retained earnings of $43.2 million in 2008 and $58.3 million in 2007 represents earnings generated by non-member businesses plus amounts under the retained earnings program as provided in the bylaws of the Company.
18. RESTRUCTURING AND IMPAIRMENT CHARGES

	2008	2007

Restructuring charges	$1,760	$460
Impairment charges	1,133	3,510

Total restructuring and impairment charges	$2,893	$3,970

Restructuring charges
     In 2008, the Company recorded $1.8 million of restructuring charges primarily related to employee severance due to reorganization of Feed personnel. The remaining liability at December 31, 2008 for severance and other exit costs was $1.8 million and is presented in accrued liabilities in the consolidated balance sheet.
     In 2007, the Company had restructuring charges, primarily for employee severance due to the announced closure of Feed facilities in Wisconsin and Kansas. The remaining liability at December 31, 2007 for severance and other exit costs of $0.3 million was recorded in accrued liabilities in the consolidated balance sheet.
Impairment charges
In 2008, the Company incurred a $1.0 million impairment charge within Layers related to the write-down of fixed assets to fair value as a result of changes in the available use of the assets. Additionally, the Company incurred a $0.1 million impairment charge within Dairy Foods related to the write-down of fixed assets to fair value.
     In 2007, the Company incurred impairment charges of $3.5 million. The Company recorded a $1.8 million charge to write-down a Dairy Foods investment to estimated fair value. Seed incurred a $0.5 million impairment charge related to structural deterioration of a soybean facility in Vincent, Iowa and a $0.2 million charge for impairment of a software asset. A $0.6 million impairment charge was recorded in Layers related to the closing of various facilities. Feed impairment charges of $0.3 million were incurred for the write-down of various manufacturing facilities held for sale.
19. GAIN ON INSURANCE SETTLEMENT
In October 2008, the Company received notification from its insurance carrier that it would receive $6.7 million of insurance proceeds for the replacement of capital assets at a Feed facility in Statesville, North Carolina that was destroyed by fire in 2005. As of and for the year ended December 31, 2008, the $6.7 million of expected proceeds was recorded as a gain on insurance settlement in the consolidated statement of operations and $6.4 million remained as a receivable in the consolidated balance sheet, of which $2.7 million was received in January 2009. For the year ended December 31, 2007, the Company received $13.8 million of total proceeds for business interruption and capital asset replacement recoveries related to this facility and recorded a gain on insurance settlement of $5.9 million. Business interruption recoveries in 2007 were recorded as a reduction to cost of sales in the Feed segment. The Company does not anticipate any further significant insurance recoveries related to the Statesville fire.
     In 2008, the Company’s MoArk subsidiary received $2.5 million of insurance proceeds for the replacement of capital assets at an egg processing facility located in Anderson, Missouri that was damaged by fire in 2007. The aggregate net book value of damaged inventory and property, plant and equipment was approximately $1.1 million, and was covered under the terms of applicable insurance policies, subject to deductibles. For the year ended December 31, 2008, the Company recorded a gain on insurance settlement of $2.0 million in Layers related to this facility. MoArk expects to receive additional insurance proceeds for the replacement of capital assets in 2009. Additionally, in 2008, the Company’s MoArk subsidiary received $2.0 million of total insurance proceeds related to the settlement of a fraud loss claim involving a former employee of a previously owned subsidiary during the years 2002 through 2004. The proceeds were recorded as a gain on insurance settlement.
20. OTHER INCOME

	2008	2007

Gain on sale of investments	$(7,458)	$(8,683)
Gain on foreign currency exchange contracts	(4,191)	—
Gain on extinguishment of debt	(379)	—
Gain on divestiture of businesses	—	(28,474)

Total	$(12,028)	$(37,157)

     On December 31, 2008, the Company received $19.5 million in cash and recognized a $7.5 million gain on the sale of investment related to the sale of its investment in Agronomy Company of Canada Ltd. within Agronomy. The Company’s consolidated balance sheet at December 31, 2008 reflects a $10.8 million receivable for which $6.4 million of cash proceeds were received in January of 2009. The remaining $4.4 million receivable was accrued by the Company in accordance with the sale agreement requirement that a final purchase price true-up, which is based on the audited financial statements as of December 31, 2008, be determined and paid by the end of March 2009.
     In December 2008, the Company recognized $4.2 million of foreign currency exchange gains related to positions taken for the sale of its Agronomy Company of Canada Ltd. investment.
     In November and December 2008, the Company recorded a $0.4 million of gain on extinguishment of debt related to the purchase and retirement of a portion of its 8.75% senior unsecured notes and 9.00% senior secured notes at market prices below par.
20     LAND O’LAKES, INC.

     In 2007, the Company recognized a gain on the sale of investment of $8.8 million related to the repositioning of its investment in Agriliance’s crop nutrients assets. See Note 4 for further discussion. The Company also recognized a $0.1 million loss in 2007 on the sale of an investment held in its Other segment.
     In 2007, Dairy Foods sold substantially all of the assets of Cheese & Protein International LLC to a U.S. subsidiary of Saputo, Inc. for approximately $211.9 million in cash, net of related transaction fees, and recognized a gain on divestiture of $28.5 million for the year ended December 31, 2007. The divestiture included $19.8 million of inventory, $149.5 million of property, plant and equipment, $13.4 million of goodwill and $1.2 million of accrued liabilities offset by an additional $1.9 million of other accrued liabilities incurred.
21. COMMITMENTS AND CONTINGENCIES
The Company leases various equipment and real properties under long-term operating leases. Total rental expense was $65.9 million in 2008 and $57.6 million in 2007. Most of the leases require payment of operating expenses applicable to the leased assets. Management expects that in the normal course of business, most leases that expire will be renewed or replaced by other leases.
     Minimum lease commitments under non-cancelable operating leases at December 31, 2008 totaled $112.6 million composed of $41.3 million for 2009, $30.4 million for 2010, $21.2 million for 2011, $12.4 million for 2012, 4.6 million for 2013 and $2.7 million for later years.
     The Company has non-cancelable commitments to purchase raw materials in Dairy Foods, Feed, Seed, Agronomy and Layers. These purchase commitments are contracted on a short-term basis, typically one year or less, and totaled $2.7 billion at December 31, 2008. The Company has contracted commitments to purchase weaner and feeder pigs which are sold to producers or local cooperatives under long-term supply contracts. At December 31, 2008, these purchase commitments total $56.0 million, comprised of $24.6 million in 2009, $15.1 million in 2010, $10.2 million in 2011, $5.6 million in 2012 and $0.5 million in 2013, and are used to fulfill supply agreements with local cooperatives and producers. At December 31, 2008, the Company had $7.4 million of other contractual commitments, primarily to purchase consulting services and capital equipment, comprised of $2.7 million in 2009, $2.8 million in 2010, $0.5 million in 2011, $0.4 million in 2012, $0.3 million in 2013 and $0.7 million thereafter.
     At December 31, 2008, the Company had capital commitments of $24.0 million of equipment and construction in progress at its Tulare, CA facility.
     MoArk has guaranteed 50% of the outstanding loan balance for an equity investee. The loan matures in 2018 and has a remaining principal balance totaling $7.2 million as of December 31, 2008. These notes are fully secured by collateral of the equity investee and all covenants have been satisfied as of December 31, 2008.
     The Company is currently and from time to time involved in litigation and environmental claims incidental to the conduct of business. The damages claimed in some of these cases are substantial.
     On March 6, 2007, the Company announced that one of its indirect wholly owned subsidiaries, Forage Genetics Inc., filed a motion to intervene in a lawsuit brought against the U.S. Department of Agriculture (“USDA”) by the Center for Food Safety, the Sierra Club, two individual farmers/seed producers (together, the “Plaintiffs”) and others regarding Roundup Ready® Alfalfa. The Plaintiffs claim that the USDA did not sufficiently assess the potential environmental impact of its decision to approve Roundup Ready® Alfalfa in 2005. The Monsanto Company and several independent alfalfa growers also filed motions to intervene in the lawsuit. On March 12, 2007, the United States District Court for the Northern District of California (the “Court”) issued a preliminary injunction enjoining all future plantings of Roundup Ready® Alfalfa beginning March 30, 2007. The Court specifically permitted plantings until that date only to the extent the seed to be planted was purchased on or before March 12, 2007. On May 3, 2007, the Court issued a permanent injunction enjoining all future plantings of Roundup Ready® Alfalfa until after an environmental impact study can be completed and a deregulation petition is approved. Roundup Ready® Alfalfa planted before March 30, 2007 may be grown, harvested and sold to the extent certain court-ordered cleaning and handling conditions are satisfied. In January 2008, the USDA filed a notice of intent to file an Environmental Impact Study (“EIS”). The USDA expects to complete its draft EIS in June of 2009, with a final EIS to be completed by the end of 2009. Although the Company believes the outcome of the environmental study will be favorable, which would allow for the reintroduction of the product into the market by 2010, there are approximately $10.3 million of purchase commitments with seed producers over the next year and $26.2 million of inventory as of December 31, 2008, which could negatively impact future earnings if the results of the study are unfavorable or delayed.
     In a letter dated January 18, 2001, the Company was identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party in connection with hazardous substances and wastes at the Hudson Refinery Superfund Site in Cushing, Oklahoma (“Site”). The letter invited the Company to enter into negotiations with the EPA for the performance of a remedial investigation and feasibility study at the Site and also demanded that the Company reimburse the EPA approximately $8.9 million for removal costs already incurred at the Site. In March 2001, the Company responded to the EPA denying any responsibility with respect to the costs incurred for the remediation expenses incurred through that date. On February 25, 2008, the Company received a Special Notice Letter (“Letter”) from the EPA inviting the Company to enter into negotiations with the EPA to perform selected remedial action for remaining contamination and to resolve the Company’s potential liability for the Site. In the Letter, the EPA claimed that it has incurred approximately $21.0 million in response costs at the Site through October 31, 2007 and is seeking reimbursement of these costs. The EPA has also stated that the estimated cost of the selected remedial action for remaining contamination is $9.6 million. The Company maintains that the costs incurred by the EPA were the direct result of damage caused by owners subsequent to the Company, including negligent salvage activities and lack of maintenance. In addition, the Company is analyzing the amount and extent of its insurance coverage that may be available to further mitigate its ultimate exposure. At the present time, the Company’s request for coverage has been denied. As of December 31, 2008, based on the most recent facts and circumstances available to the Company, an $8.9 million charge was recorded for an environmental reserve in the Company’s Other segment.
     On March 31, 2008, MoArk, LLC received a subpoena from the U.S. Department of Justice (the “Justice Department”) through the U.S. Attorney for the Eastern District of Pennsylvania, to provide certain documents for the period of January 1, 2002 to March 27, 2008, related to the pricing, marketing and sales activities within its former egg products business. MoArk divested its northeastern liquid and egg products business in 2004, and the remainder of its liquid and egg products business in 2006. On February 19, 2009, the Justice Department notified the Company that it had closed its investigation.
     On October 27, 2008, MoArk and its wholly owned subsidiary, Norco Ranch, Inc. (“Norco”), received Civil Investigative Demands from the Office of the Attorney General of the State of Florida seeking documents and information relating to the production and sale of eggs and egg products. MoArk and Norco are cooperating with the Office of the Attorney General of the State of Florida. We cannot predict what, if any, impact this inquiry and any results from such inquiry could have on the future financial position or results of operations of MoArk, Norco or the Company.
     Between September 2008 and January 2009, a total of 22 related class action lawsuits were filed against a number of producers of eggs and egg products in three different jurisdictions. The complaints fall into two distinct groups: those alleging a territorial allocation conspiracy among certain defendants to fix the price of processed “egg products,”
2008 ANNUAL REPORT      21

such as liquid or dried eggs; and those alleging concerted action by producers of shell eggs to restrict output and thereby increase the price of shell eggs. The Plaintiffs in these suits seek unspecified damages and injunctive relief on behalf of all purchasers of eggs and egg products, as well as attorneys’ fees and costs, under the United States antitrust laws. These cases have been consolidated for pretrial proceedings in the District Court for the Eastern District of Pennsylvania. MoArk has been named as a defendant in 21 of the cases. Norco Ranch, Inc. has been named as a defendant in 13 of the cases. The Company has been named as a defendant in eight cases. MoArk, Norco and the Company deny the allegations set forth in the complaints. The Company cannot predict what, if any, impact these lawsuits could have on the future financial position or results of operations of MoArk, Norco or the Company.
     In December 2008, the Company experienced a fire at a dairy facility in Tulare, California. The carrying value of the damaged building and supplies inventory was minimal. Costs to repair the damaged property are covered under the terms of applicable insurance policies, subject to deductibles. The Company expects to receive insurance proceeds for reconstruction costs which, when received, a gain on insurance settlement will be recorded.
     In May 2008, the Company experienced a fire at a Feed facility located in Caldwell, Idaho. Damage was extensive and caused operations to cease. Costs of repair or replacement of inventory, property, plant and equipment were covered under the terms of applicable insurance policies, subject to deductibles. A receivable of $1.0 million related to the carrying value of the inventory and property, plant and equipment was recorded as of December 31, 2008. The Company expects to receive insurance proceeds in excess of its deductible in 2009.
22. RELATED PARTY TRANSACTIONS
The Company has related party transactions, primarily with equity investees. The Company purchases products from and sells products to Melrose Dairy Proteins, LLC, a 50% voting interest joint venture with Dairy Farmers of America. The Company sells seed and crop protection products and purchases from and sells services to Agriliance LLC, a 50% voting interest joint venture with CHS Inc. The Company purchases aseptic products and sells dairy ingredients to Advanced Food Products, LLC, a 35% voting interest joint venture with a subsidiary of Bongrain, S.A. Additionally, the Company’s MoArk, Land O’Lakes Purina Feed LLC (“Land O’Lakes Purina Feed”) and Winfield Solutions, LLC (“Winfield”) subsidiaries purchase products from and sell products to other equity investees and related parties. The Company also has financing arrangements with Melrose Dairy Proteins, LLC and Agriliance LLC.
     Related party transactions and balances for the years ended December 31, 2008 and 2007 and as of December 31, 2008 and 2007, respectively, are as follows:

	2008	2007

Sales	$1,082,721	$705,606
Purchases	141,830	127,433
Services provided	4,102	3,055

	2008	2007

Notes receivable	$15,712	$12,656
Notes payable	20,000	—
Accounts receivable	60,735	51,013
Accounts payable	22,387	23,707

23. SEGMENT INFORMATION
The Company operates in five segments: Dairy Foods, Feed, Seed, Agronomy and Layers.
     Dairy Foods produces, markets and sells products such as butter, spreads, cheese and other dairy-related products. Products are sold under well-recognized national brand names including LAND O LAKES, the Indian Maiden logo and Alpine Lace, as well as under regional brand names such as New Yorker.
     Feed is largely comprised of the operations of Land O’Lakes Purina Feed, the Company’s wholly owned subsidiary. Land O’Lakes Purina Feed develops, produces, markets and distributes animal feeds such as ingredient feed, formula feed, milk replacers, vitamins and additives.
     Seed is a supplier and distributor of crop seed products, primarily in the United States. A variety of crop seed is sold, including corn, soybeans, alfalfa and forage and turf grasses.
     Agronomy consists primarily of the operations of Winfield, a wholly owned subsidiary established in September 2007 upon the distribution from Agriliance of its wholesale crop protection product assets. Winfield operates primarily as a wholesale distributor of crop protection products, including herbicides, pesticides, fungicides and adjuvants. Agronomy also includes the Company’s 50% ownership in Agriliance, which operates retail agronomy distribution businesses and is accounted for under the equity method.
     Layers consists of the Company’s MoArk subsidiary. MoArk produces and markets shell eggs that are sold to retail and wholesale customers for consumer and industrial use, primarily in the United States.
     Other/Eliminated includes the Company’s remaining operations and the elimination of intersegment transactions. Other operations consist principally of a captive insurance company, finance company and special purpose entity.
     The Company’s management uses earnings before income taxes to evaluate a segment’s performance. The Company allocates corporate administrative expense, interest expense and centrally managed expenses, including insurance and employee benefits expense, to all of its business segments, both directly and indirectly. Corporate administrative functions that are able to determine actual services provided to each segment allocate expense on a direct basis. Interest expense is allocated based on working capital usage. All other corporate administrative functions and centrally managed expenses are allocated indirectly based on a predetermined measure such as a percentage of total invested capital or headcount.
     As discussed in Note 1, the Company adjusted its consolidated financial statements as of and for the year ended December 31, 2007 for the correction of accounting errors related to its MoArk subsidiary. The effects of the adjustments on the 2007 presented Layers segment information are as follows:

	Previously
	Reported	Effect of	As Adjusted
	2007	Adjustments	2007

Cost of sales	$434,168	$2,589	$436,757
Selling, general and administrative	52,737	1,328	54,065
Interest expense	14,898	727	15,625
Earnings before income taxes	24,587	(4,644)	19,943

Total assets	288,134	(16,421)	271,713
Depreciation and amortization	8,078	1,420	9,498

22     LAND O’LAKES, INC.

SEGMENT INFORMATION
LAND O’LAKES, INC.
($ in thousands)

						Total Other/
	Dairy Foods	Feed	Seed	Agronomy	Layers	Eliminated	Consolidated

For the year ended December 31, 2008:
Net sales	$4,136,389	$3,857,411	$1,185,008	$2,335,274	$606,242	$(81,065)	$12,039,259
Cost of sales(1)	3,922,833	3,570,914	1,068,795	2,059,411	535,073	(73,116)	11,083,910
Selling, general and administrative	188,355	263,435	88,827	149,698	51,348	14,943	756,606
Restructuring and impairment charges	179	1,771	—	—	943	—	2,893
Gain on insurance settlement	—	(6,606)	—	—	(4,032)	—	(10,638)
Interest expense (income), net	14,293	30,838	(4,829)	15,506	12,514	(5,090)	63,232
Other expense (income), net	—	64	—	(11,713)	—	(379)	(12,028)
Equity in earnings of affiliated companies	(5,538)	(3,518)	(1,157)	(5,295)	(19,464)	—	(34,972)
Minority interest in earnings of subsidiaries	—	954	—	15,174	—	—	16,128

Earnings (loss) before income taxes	$16,267	$(441)	$33,372	$112,493	$29,860	$(17,423)	$174,128

For the year ended December 31, 2007:
Net sales	$4,176,844	$3,061,591	$917,020	$287,373	$513,948	$(31,881)	$8,924,895
Cost of sales(1)	3,899,398	2,761,697	799,108	293,015	436,757	(29,669)	8,160,306
Selling, general and administrative	194,892	249,214	78,118	42,532	54,065	4,705	623,526
Restructuring and impairment charges	1,989	645	688	—	648	—	3,970
Gain on insurance settlement	—	(5,941)	—	—	—	—	(5,941)
Interest expense (income), net	22,278	25,592	(4,764)	(3,318)	15,625	(5,768)	49,645
Other (income) expense, net	(28,481)	7	—	(8,796)	(72)	185	(37,157)
Equity in earnings of affiliated companies	(652)	(2,030)	(40)	(52,436)	(13,018)	(7)	(68,183)
Minority interest in earnings of subsidiaries	—	1,469	—	—	—	—	1,469

Earnings (loss) before income taxes	$87,420	$30,938	$43,910	$16,376	$19,943	$(1,327)	$197,260

2008:
Total assets	$879,494	$1,129,037	$955,753	$1,513,715	$269,732	$233,581	$4,981,312
Intersegment sales	8,129	48,981	12,569	21,145	—	(90,824)	—
Depreciation and amortization	31,501	31,951	2,447	14,702	9,198	2,010	91,809
Capital expenditures	84,805	54,320	3,047	4,459	18,267	6,446	171,344
2007:
Total assets	$865,046	$1,062,686	$676,510	$1,291,667	$271,713	$251,573	$4,419,195
Intersegment sales	23,011	25,508	—	2,613	—	(51,132)	—
Depreciation and amortization	26,342	27,756	2,430	8,459	9,498	11,075	85,560
Capital expenditures	18,004	42,189	2,012	290	5,143	23,423	91,061

(1)	Cost of sales includes the year-to-year change in unrealized hedging (gains) losses of:

2008	$13,522	$29,047	$13,703	$788	$847	$(5,657)	$52,250
2007	(48)	(5,905)	(2,737)	—	(475)	(1,120)	(10,285)
Unrealized hedging (gains) losses attributable to hedging activities within Agriliance are recognized in equity in earnings of affiliated companies in the Agronomy segment for 2007.
2008 ANNUAL REPORT      23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Land O’Lakes, Inc.:
We have audited the accompanying consolidated balance sheets of Land O’Lakes, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows, and equities and comprehensive income for the years then ended. These consolidated financial statements, presented on pages 4 to 23 of this Annual Report, are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Land O’Lakes, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
As discussed in Note 3 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” on December 31, 2007.
KPMG LLP
Minneapolis, Minnesota
February 24, 2009
24 LAND O’LAKES, INC.

LandO’Lakes,Inc.LandInc.
.O.P.O.BoxBox64101St..Paul,MN55164MN55164 www.www.landolakesinc.com.com